UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _______)
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  Soliciting Material Pursuant to §240.14a-12
AMYRIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Amyris stockholder:
You are cordially invited to attend our 2014 Annual Meeting of Stockholders to be held on Monday, May 12, 2014 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.
The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect Class I directors, hold an advisory vote on executive compensation, approve an amendment to our certificate of incorporation to increase our authorized shares, ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, and approve the issuance of senior secured convertible promissory notes pursuant to NASDAQ Marketplace rules.
Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card or voter instruction form. Voting by any of these methods will ensure that you are represented at the annual meeting.
On behalf of the Board of Directors, I want to thank you for your continued support of Amyris. We look forward to seeing you at the meeting.
John Melo
President and Chief Executive Officer
Emeryville, California
April ___, 2014

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 12, 2014
The 2014 Annual Meeting of Stockholders of Amyris, Inc. will be held on Monday, May 12, 2014 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California for the following purposes:
1.
  To elect the four Class I directors nominated by our Board of Directors (or the Board) and named herein to serve on the Board for a three-year term.
2.
  To hold a non-binding advisory vote on the compensation of our named executive officers.
3.
  To approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares.
4.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
5.
  To approve the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rules 5635(b) and (c).
6.
  To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The board of directors has fixed the record date for the annual meeting as April 9, 2014. Only stockholders of record at the close of business on the record date may vote at the meeting or at any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review for any purpose relating to the meeting during our regular business hours at our headquarters at 5885 Hollis Street, Suite 100, Emeryville, California 94608 for the ten days prior to the meeting.
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible in order to ensure your representation at the meeting. You may submit your proxy and voting instructions over the Internet, by telephone, or by completing, signing, dating and returning the accompanying proxy card or voter information form as promptly as possible. Under recent regulatory changes, if you have not given your broker specific instructions to do so, your broker will NOT be able to vote your shares with respect to most proposals, including the election of directors, the non-binding advisory vote on named executive officer compensation, approval of the amendment to our certificate of incorporation and approval of the issuance of senior secured convertible promissory notes as required by NASDAQ Marketplace rules. If you do not provide voting instructions over the Internet, by telephone, or by returning a proxy card or voter instruction form, your shares will not be voted with respect to those matters. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other custodian, nominee, trustee or fiduciary and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2014: the Proxy Statement and our 2013 Annual Report to Stockholders are available at http://www.allianceproxy.com/amyris/2014.

By Order of the Board,
Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April ___, 2014

Table of Contents	i
Information Regarding Solicitation and Voting	1
Questions and Answers	1
Forward-Looking Statements	5
Proposal 1 — Election of Directors	6
General	6
Vote Required and Board Recommendation	6
Business Experience and Qualifications of Directors	7
Arrangements Concerning Selection of Directors	10
Independence of Directors	11
Board Leadership Structure	12
Role of the Board in Risk Oversight	12
Meetings of the Board and Committees	13
Committees of the Board	14
Stockholder Communications with Directors	18
Proposal 2 — Non-Binding Advisory Vote on Compensation of Named Executive Officers	19
Vote Required and Board Recommendation.	20
Proposal 3 — Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares	21
General	21
Vote Required and Board Recommendation	21
Purpose of Proposed Amendment	22
Potential Adverse Effects of Proposed Amendment	22
Risks to Stockholders of Non-Approval	23
Interests of Our Directors and Executive Officers in the Amendment	23
Text of Proposed Amendment	24
Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm	25
General	25
Vote Required and Board Recommendation	25
Independent Registered Public Accounting Firm Fee Information	25
Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm	26
Report of the Audit Committee*	26
Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rules 5635(b) and (c)	27
General	27
Vote Required and Board Recommendation	27
Purpose of Proposal 5 — NASDAQ Stockholder Approval Requirement	29
Terms of the Private Placement of the Remaining Notes	29
Summary of the Terms of the Total Purchase Agreement	29
Description of Remaining Notes	30
Use of Proceeds	31

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AMYRIS, INC.

PROXY STATEMENT
2014 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amyris, Inc., a Delaware corporation (referred to as “Amyris”, the “Company”, “we”, “us”, or “our”), for our 2014 Annual Meeting of Stockholders to be held at 3:00 p.m. Pacific Time on Monday, May 12, 2014, at our principal executive offices, and for any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about April ____, 2014 to stockholders entitled to vote at the annual meeting.
Information Regarding Solicitation and Voting
Our principal executive offices are located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 450-0761. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
We will bear the expense of soliciting proxies. In addition to these proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may solicit proxies in person, by telephone or email. We will reimburse brokers, banks and other custodians, nominees and fiduciaries (or Intermediaries) for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2014

The Securities and Exchange Commission’s “Notice and Access” rule provides that companies must include in their mailed proxy materials instructions as to how stockholders can access Amyris’ annual report and proxy statement and other soliciting materials online, a listing of matters to be considered at the relevant stockholder meeting, and instructions as to how shares can be voted. Since, based on timing considerations for the 2014 annual meeting, we are mailing full sets of proxy materials to our stockholders, as permitted by SEC proxy rules, we are including the information required by the Notice and Access rule in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and proxy card, and we are not distributing a separate Notice of Internet Availability of Proxy Materials.

The proxy materials, including this Proxy Statement and our annual report to stockholders, and a means to vote your shares are available at http://www.allianceproxy.com/amyris/2014. You will need to enter the 12-digit control number located on the proxy card accompanying this Proxy Statement in order to view the materials and vote.

Questions and Answers
Who can vote at the meeting?
The Board set April 9, 2014, as the record date for the meeting. If you owned shares of our common stock as of the close of business on April 9, 2014, you may attend and vote your shares at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 9, 2014, there were _______________ shares of our common stock outstanding and entitled to vote.
What is the quorum requirement for the meeting?
The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or represented by proxy at the meeting in order for there to be a quorum, which is required to hold the meeting and conduct business. If there is no quorum, the holders of a majority of the shares present at the meeting may adjourn the meeting to another date.

You will be counted as present at the meeting if you are present and entitled to vote in person at the meeting or you have properly submitted a proxy card or voter instruction form, or voted by telephone or over the Internet. Both abstentions and broker non-votes (as described below) are counted for the purpose of determining the presence of a quorum.
As of the record date of April 9, 2014, there were ___________ shares of our common stock outstanding and entitled to vote, which means that holders of _____________ shares of our common stock must be present in person or by proxy for there to be a quorum.
What proposals will be voted on at the meeting?
There are five proposals scheduled to be voted on at the meeting:
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  Proposal 1 — Election of the four Class I directors nominated by the Board and named herein to serve on the Board for a three-year term.
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  Proposal 2 — A non-binding advisory vote on the compensation of our named executive officers (commonly referred to as a “say-on-pay” vote).
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  Proposal 3 — Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 to 305,000,000 and the number of authorized shares of common stock from 200,000,000 to 300,000,000.
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  Proposal 4 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
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  Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rules 5635(b) and (c).
No appraisal or dissenters’ rights exist for any action proposed to be taken at the meeting. We will also consider any other business that properly comes before the meeting. As of the date of this Proxy Statement, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction form will vote the shares they represent using their best judgment.
How does the Board recommend I vote on the proposals?
The Board recommends that you vote:
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  FOR each of the director nominees named in this Proxy Statement;
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  FOR the non-binding advisory vote on the compensation of our named executive officers;
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  FOR the proposed amendment to our certificate of incorporation;
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  FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and
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  FOR the proposed issuance of $21,700,000 in aggregate principal amount of senior secured convertible promissory notes.
How do I vote my shares in person at the meeting?
If your shares of Amyris common stock are registered directly in your name with our transfer agent, Wells Fargo Bank, National Association, you are considered, with respect to those shares, to be the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting.
If your shares are held in a brokerage account or by another Intermediary, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the Intermediary that is the record holder of the shares, giving you the right to vote the shares at the meeting. The meeting will be held on Monday, May 12, 2014 at 3:00 p.m. Pacific Time at our headquarters located at 5885 Hollis Street, Suite 100, Emeryville, California. You can find directions to our headquarters on our company website at http://www.amyris.com/en/about-amyris/contact.
How can I vote my shares without attending the meeting?
Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other trustee or nominee. In most cases, you will be able to do this by using the Internet, by telephone or by mail.
•
  Voting by Internet or telephone.   You may submit your proxy over the Internet or by telephone by following the instructions for Internet or telephone voting provided with your proxy materials and on your proxy card or voter instruction form.
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  Voting by mail.   You may submit your proxy by mail by completing, signing, dating and returning your proxy card or, for shares held beneficially in street name, by following the voting instructions included by your broker or other Intermediary. If you provide specific voting instructions, your shares will be voted as you have instructed.
What happens if I do not give specific voting instructions?
If you are a stockholder of record and you either indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under stock market rules, the organization that holds your shares may generally vote at its discretion only on routine matters and cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposals 1 (which requires a plurality of votes properly cast in person or by proxy) and 2 and 5 (which each require a majority of the votes cast on such proposal), assuming that a quorum is obtained, and will have the effect of a vote against Proposal 3.
Which proposals are considered “routine” and which are considered “non-routine”?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (Proposal 4) is considered routine under applicable rules. The election of directors (Proposal 1), the non-binding advisory vote on executive compensation (Proposal 2), the approval of the proposed amendment to our certificate of incorporation (Proposal 3) and the approval of the proposed issuance of senior secured convertible promissory notes (Proposal 5), are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect there to be broker non-votes on Proposals 1, 2, 3 and 5.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. The inspector of election will separately count “For” and “Withhold” votes and any broker non-votes in the election of directors. With respect to the other proposals, the inspector of election will separately count “For” and “Against” votes, abstentions and, other than with respect to Proposal 4 which should not have broker non-votes given that it is considered a routine proposal, any broker non-votes. Abstentions will be counted toward the vote totals for these proposals and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote totals for Proposals 2 and 5 and will not count for or against such proposals, but will have the same effect as an “Against” vote for Proposal 3.
What is the vote required to approve each of the Board’s proposals?
•
  Proposal 1 — Election of the Board’s four nominees for director. The four nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.
•
  Proposal 2 — Approval of a non-binding advisory vote of the compensation of our named executive officers. This proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote total for this proposal and will not count for or against this proposal.
•
  Proposal 3 — Approval of an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares. The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal.
•
  Proposal 4 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal.
•
  Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rules 5635(b) and (c). This proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for this proposal and will have the same effect as an “Against” vote. Broker non-votes will not count toward the vote total for this proposal and will not count for or against this proposal.
How can I revoke my proxy and change my vote after I return my proxy card?
You may revoke your proxy and change your vote at any time before the final vote at the meeting. If you are a stockholder of record, you may do this by signing and submitting a new proxy card with a later date, by using the Internet or voting by telephone (either of which must be completed by 12:00 noon Central Time on May 11, 2014 — your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request that your proxy be revoked. If you hold shares through a bank or brokerage firm, you must contact that bank or firm directly to revoke any prior voting instructions.
How can I find out the voting results of the meeting?
The preliminary voting results will be announced at the meeting. The final voting results will be reported in a current report on Form 8-K, which we expect to file with the Securities and Exchange Commission within four business days after the meeting. If final voting results are not available within four business days after the meeting, we intend to file a current report on Form 8-K reporting the preliminary voting results within that period, and subsequently file the final voting results in an amendment to the current report on Form 8-K within four business days after the final voting results are known to us.

Forward-Looking Statements
This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: our cash position and ability to fund our operations, our limited operating history and lack of revenues generated from the sale of our renewable products; our inability to decrease production costs to enable sales of our products at competitive prices; delays in production and commercialization of products due to technical, operational, cost and counterparty challenges; challenges in developing customer base in markets with established and sophisticated competitors; currency exchange rate and commodity price fluctuations; changes in regulatory schemes governing genetically modified organisms and renewable fuels and chemicals, and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Periodic Reports on Form 8-K. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

Proposal 1 —
Election of Directors
General
Under our certificate of incorporation and bylaws, the number of authorized Amyris directors has been fixed at 10 and the Board is divided into three classes with staggered three-year terms:
•
  Class I directors, whose initial term expires at this annual meeting and who are nominated for re-election;
•
  Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2015;
•
  Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2016.
In accordance with the certificate of incorporation, the Board has assigned each member of the Board to one of the three classes, with the number of directors in each class divided as equally as reasonably possible. As of the date of this Proxy Statement, there are four Class I seats, three Class II seats, and three Class III seats constituting the 10 seats on the Board.
Stockholders are being asked to vote for the four Class I nominees listed below to serve until our 2017 Annual Meeting of Stockholders and until each such director’s successor has been elected and qualified, or each such director’s earlier death, resignation or removal. The nominees are all current directors of Amyris. Dr. Duyk was appointed by the unanimous written consent of the Board in May 2012. Dr. Duyk previously served on the Board from May 2006 to May 2011. Two of the four (Mr. Reinach and Ms. Piwnica) were appointed by the unanimous written consent of the Board in connection with our 2010 reincorporation in Delaware and in preparation for our initial public offering, and served on the board of directors of our California corporation predecessor. Ms. Piwnica was also later named to serve on the Board as a designee by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar (“Naxos”) in 2012 under an agreement between Amyris and Naxos. HH Sheikh Abdullah bin Khalifa Al Thani (“HH”) was appointed by the unanimous written consent of the Board in 2012 and was designated by Biolding Investment SA (“Biolding”), a company HH controls, to serve on the Board under an agreement between Amyris and Biolding.
Vote Required and Board Recommendation
Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that the four Class I nominees receiving the highest number of affirmative (i.e., “For”) votes will be elected. At the annual meeting, proxies cannot be voted for a greater number of persons than the four nominees named in this Proposal 1 and stockholders cannot cumulate votes in the election of directors. Shares represented by executed proxies will be voted by the proxy holders, if authority to do so is not withheld for any or all of the nominees, “For” the election of the four nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware that any nominee up for election is unable or will decline to serve as a director. If you hold shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote so that your vote can be counted on this proposal.
The Board recommends a vote “FOR” each nominee.

Business Experience and Qualifications of Directors
The following tables and biographies set forth information as of March 15, 2014 for each nominee for election at the annual meeting and for each director of Amyris whose term of office will continue after the annual meeting:
Nominees for Election as Class I Directors for a Term Expiring in 2017

Name	Age	Amyris Offices and Positions
Geoffrey Duyk, M.D., Ph.D.	54	Director, Member of Audit Committee
Carole Piwnica	56	Director, Chair of Leadership Development and Compensation Committee and Member of Nominating and Governance Committee
Fernando de Castro Reinach, Ph.D.	57	Director, Member of Audit Committee
HH Sheikh Abdullah bin Khalifa Al Thani	54	Director

Dr. Geoffrey Duyk has been a member of the Board since May 2012. Dr. Duyk previously served on the Board from May 2006 to May 2011. Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. Previously, he served on the board of directors and was President of Research and Development at Exelixis, Inc., a biopharmaceutical company focusing on drug discovery, from 1996 to 2003. Prior to Exelixis, Dr. Duyk was Vice President of Genomics and one of the founding scientific staff at Millennium Pharmaceuticals, from 1993 to 1996. Before that, Dr. Duyk was an Assistant Professor at Harvard Medical School in the Department of Genetics and Assistant Investigator of the Howard Hughes Medical Institute. Dr. Duyk currently serves on the boards of directors of several private companies and the non-profit Wesleyan University Board of Trustees. He served on the board of directors of Agria Corporation from August 2007 to May 2009, Cardiovascular Systems, Inc. (formerly Replidyne, Inc.) from 2004 to February 2009, and Exelixis, Inc. from 1996 to 2003. Dr. Duyk holds a Bachelor of Arts degree in Biology from Wesleyan University and Doctor of Philosophy and Medicine degrees from Case Western Reserve University. Mr. Duyk’s experience with the biotechnology industry enables him to provide insight and guidance to our management team and Board.
Carole Piwnica has been a member of the Board since September 2009. Ms. Piwnica has been Director of NAXOS UK, a consulting firm advising private equity, since January 2008. Previously, Ms. Piwnica served as a director, from 1996 to 2006, and Vice-Chairman of Governmental Affairs, from 2000 to 2006, of Tate & Lyle Plc, a European food and agricultural ingredients company. She was a chairman of Amylum Group, a European food ingredient company and affiliate of Tate & Lyle Plc, from 1996 to 2000. Ms. Piwnica was a member of the board of directors of Aviva plc, a British insurance company, from May 2003 to December 2011, a member of the Biotech Advisory Council of Monsanto from May 2006 to October 2009, a member of the board of directors of Dairy Crest from 2007 until 2010, a member of the board of directors of Toepfer Gmbh from 1996 until 2010 and a member of the board of directors of Louis Delhaize (retail, Belgium) from 2010 until 2013. In 2010, she was appointed as a member of the boards of Eutelsat (satellites, France) and Sanofi (pharmaceuticals, France). Ms. Piwnica holds a Law degree from the Université Libre de Bruxelles and a Master of Laws degree from New York University. She has also been a member of the bar association of the state of New York, USA, since 1985 and was a member of the bar association of Paris, France from 1988 until 2013. Based on her multinational corporate leadership experience and extensive legal and corporate governance experience, Ms. Piwnica contributes guidance to the management team and the Board in leadership of multinational agricultural processing businesses and on legal and corporate governance obligations and best practices.
Dr. Fernando de Castro Reinach has been a member of the Board since September 2008. Dr. Reinach has been a managing partner of Pitanga Fund, a venture capital fund based in Brazil, since May 2011 and has served as a consultant to Votorantim Novos Negócios Ltda., the private equity arm of Votorantim Group, a large Brazilian industrial group, since June 2010. From 2001 to May 2010, Dr. Reinach was a General Partner at Votorantim Novos Negócios Ltda. Before joining Votorantim, he was involved in the creation of two companies, Genomic Engenharia Molecular Ltda., a molecular diagnostic laboratory, and

.ComDominio S/A, a datacenter company. Dr. Reinach holds a Bachelor of Science degree in biology from the University of São Paulo and a Doctor of Philosophy degree in Cell and Molecular Biology from Cornell University Medical College. Dr. Reinach’s experience with Brazilian business practices enables him to provide important insight and guidance to our management team and Board and to assist management with establishing and developing operations in Brazil.
HH Sheikh Abdullah bin Khalifa Al Thani has been a member of the Board since March 2012. HH has served as Special Advisor to the Emir since his appointment in April 2007, and was Prime Minister of Qatar from October 1996 to April 2007. HH has served as Chairman of the board of directors of Qatar Investment and Projects Development Holding Company, a Qatari investment group, since March 2011 and as Chairman of the board of directors of Specialized International Services (SIS) Qatar, a business investment company, since October 2011. HH graduated from the Royal Military Academy Sandhurst. HH brings the Board and our management team extensive experience in project development and investment, and his international stature and resources provide us with potential additional opportunities to build and finance our business.
Incumbent Class II Directors with a Term Expiring in 2015

Name	Age	Amyris Offices and Positions
Nam-Hai Chua, Ph.D.	69	Director, Member of Leadership Development and Compensation Committee
John Melo	48	Director, President and Chief Executive Officer
R. Neil Williams	61	Director, Chair of Audit Committee

Dr. Nam-Hai Chua has been a member of the Board since June 2012. Professor Chua has been Andrew W. Mellon Professor and Head of the Laboratory of Plant Molecular Biology at Rockefeller University since 1981. Previously, he served as Associate Professor (1977 – 1981), Assistant Professor (1971 – 1977), and Research Associate (1971 – 1973) at the same university. From 1969 to 1971, he served as Lecturer in the Department of Biochemistry of the Singapore Medical School. Professor Chua was a director of Delta and Pine Land (DLP) from 1993 until it was sold to Monsanto in 2007. He also served as a director of Arpida Ltd. (Muechenstein, Switzerland) from 2004 to 2008 and as chairman of its compensation committee from 2006 to 2008. He has been a director of Temasek Life Sciences Laboratory, Singapore, and chairman of its Strategic Research Program, since 2003, and was appointed Deputy Chairman, Management Board of Temasek Life Sciences Laboratory in October 2012. Professor Chua received his Bachelor of Science degree from the University of Singapore, and Master of Arts and Doctor of Philosophy degrees from Harvard University. Professor Chua provides the Board with insight into the fundamental science behind our technology, including the molecular biology and genetics underlying our strain engineering efforts.
John Melo has nearly three decades of combined experience as an entrepreneur and thought leader in the global fuels industry and technology innovation. Mr. Melo has served as our Chief Executive Officer and a director since January 2007 and as our President since June 2008. Before joining Amyris, Mr. Melo served in various senior executive positions at BP Plc (formerly British Petroleum), one of the world’s largest energy firms, from 1997 to 2006, most recently as President of U.S. Fuels Operations from 2004 until December 2006, and previously as Chief Information Officer of the refining and marketing segment from 2001 to 2003, Senior Advisor for e-business strategy to Lord Browne, BP Chief Executive, from 2000 to 2001, and Director of Global Brand Development from 1999 to 2000. Before joining BP, Mr. Melo was with Ernst & Young, an accounting firm, from 1996 to 1997, and a member of the management teams of several startup companies, including Computer Aided Services, a management systems integration company, and Alldata Corporation, a provider of automobile repair software to the automotive service industry. Mr. Melo currently serves on the board of directors of U.S. Venture, Inc. and Renmatix, Inc., and also serves as Vice Chairman of the board of directors of BayBio. Mr. Melo was formerly an appointed member to the U.S. section of the U.S.-Brazil CEO Forum. Mr. Melo’s experience as a senior executive at one of the world’s largest energy companies provides critical leadership in designing the fuels value chain, shaping strategic direction and business transactions, and in building teams to drive innovation.

R. Neil Williams has been a member of the Board since May 2013. Mr. Williams has served as Senior Vice President and Chief Financial Officer of Intuit Inc. since January 2008. He is responsible for all financial aspects of Intuit, including corporate strategy and business development, investor relations, financial operations and real estate. Before joining Intuit, Mr. Williams was the Executive Vice President and Chief Financial Officer for Visa U.S.A., Inc. In that role, he led all financial functions for Visa U.S.A., Inc. and its subsidiaries, including financial planning, business planning and financial monitoring. Mr. Williams concurrently served as Chief Financial Officer for Inovant LLC, Visa’s global information technology organization, responsible for global transactions processing and technology development. His previous banking experience includes senior financial positions at commercial banks in the Southern and Midwest regions of the United States. Mr. Williams is a certified public accountant and received his Bachelor’s degree in business administration from the University of Southern Mississippi. Mr. Williams’ expertise in accounting, finance and management enables him to provide important insight and guidance to our management team and Board and to serve as chair of our Audit Committee.
Incumbent Class III Directors with a Term Expiring in 2016

Name	Age	Amyris Offices and Positions
Philippe Boisseau	52	Director
John Doerr	62	Director, Chair of Nominating and Governance Committee and Member of Leadership Development and Compensation Committee
Arthur Levinson, Ph.D.	63	Chairman of the Board

Philippe Boisseau has been a member of the Board since November 2010. Mr. Boisseau has served as President, Supply-Marketing and New Energies and a member of the Executive Committee of Total S.A., a French oil and gas company, since January 2012. Previously, Mr. Boisseau served as President of Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS) (“Total”), an affiliate of Total S.A. from February 2007 to December 2011. He also previously served as a member of Total S.A.’s Management Committee since January 2005. He served as President, Middle East of Total S.A.’s Exploration & Production division between 2002 and February 2007 and, before that, as General Manager of Total Austral in Argentina from 1999 to 2002. From 1995 to 1999, he worked in several management positions within the Refining and Marketing division in the U.S. and France. At the beginning of his career, he served in various positions within French government ministries. He graduated from the leading French engineering school, Ecole Polytechnique, and also has a DEA (master’s degree) in particle physics from the Ecole Normale Supérieure. Mr. Boisseau’s knowledge and experience in the development of alternative energy businesses and their interface with and integration into the traditional energy industry enables him to make a strategic contribution to the Board and provide guidance to the management team in these domains.
John Doerr has been a member of the Board since May 2006. Mr. Doerr has been a Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the board of directors of Google Inc., as well as on the boards of directors of several private companies. In the past five years, Mr. Doerr has also served on the boards of directors of Amazon.com, Inc. and Move, Inc. (formerly Homestore.com, Inc.). Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science degrees from Rice University and a Master of Business Administration degree from Harvard University. Mr. Doerr’s global business leadership as general partner of Kleiner Perkins Caufield & Byers, as well as his outside board experience as director of several public companies, enables him to provide valuable insight and guidance to our management team and the Board.
Dr. Arthur Levinson has been a member of the Board since April 2010 and has served as Chairman of the Board since May 2012. Dr. Levinson served as Lead Independent Director from March 2011 to May 2012. In March 2014, Dr. Levinson notified Amyris that effective as of the 2014 annual meeting of stockholders he will resign as a member of the Board. Dr. Levinson has agreed to provide strategic advice and guidance to Amyris following his resignation. Dr. Levinson is chairman of Genentech, Inc. and a member of the Roche Board of Directors. He has been chairman of Genentech since 1999, and he served as chief executive officer of Genentech from 1995 to 2009. Dr. Levinson joined Genentech in 1980 as a research scientist and became vice president, Research Technology in 1989; vice president, Research in

1990; senior vice president, Research in 1992; and senior vice president, Research and Development in 1993. In September 2013, Dr. Levinson was named Chief Executive Officer of Calico, a company focused on health, aging and well-being. Dr. Levinson holds several Board of Directors positions in addition to Amyris, Roche and Genentech. Dr. Levinson was appointed Chairman of the Board of Apple in November 2011. He served as a co-lead director of Apple’s Board of Directors since 2005 and a director since 2000. He is a director of NGM Biopharmaceuticals, Inc. and the Broad Institute of MIT and Harvard. Dr. Levinson was a director of Google, Inc. from 2004 to 2009. Dr. Levinson currently serves on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, the Advisory Council for the Princeton University Department of Molecular Biology and the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics. Dr. Levinson has authored or co-authored more than 80 scientific articles and has been a named inventor on 11 United States patents. Dr. Levinson received the Irvington Institute’s 1999 Corporate Leadership Award in Science and was honored the same year with the Corporate Leadership Award from the National Breast Cancer Coalition. He was inducted into the Biotech Hall of Fame at the 2003 Biotech Meeting of chief executive officers. BusinessWeek named Levinson one of the “Best Managers of the Year” in 2004 – 2005, and Institutional Investor named him “America’s Best CEO” in the biotech category four years in a row (2004 – 2007). In 2006, Princeton University awarded Dr. Levinson the James Madison Medal for a distinguished career in scientific research and in biotechnology. Also in 2006, Barron’s recognized Dr. Levinson as one of “The World’s Most Respected CEOs,” and the Best Practice Institute placed Levinson on their “25 Top CEOs” list. In 2008, Dr. Levinson was elected as a Fellow to the American Academy of Arts & Sciences. In 2010, Dr. Levinson was honored by the Biotechnology Industrial Organization with the Biotechnology Heritage Award and by the San Francisco Exploratorium with their Director’s Award. In 2011, Dr. Levinson received the American Association for Cancer Research Margaret Foti Award for Leadership and Extraordinary Achievements in Cancer Research, and in 2012 he received the Cold Spring Harbor Laboratory Double Helix Medal. Dr. Levinson received his Bachelor of Science degree from the University of Washington and earned a doctorate in Biochemical Sciences from Princeton University. Dr. Levinson’s experience with the biotechnology industry has enabled him to provide insight and guidance to our management team and the Board.
Arrangements Concerning Selection of Directors
There are no arrangements between any of the nominees and any other party pursuant to which such nominee has been selected as a nominee for election at the annual meeting other than our arrangements with Biolding regarding the nomination of HH described below and our arrangements with Naxos regarding the nomination of Ms. Piwnica.
HH was designated to serve on the Board by Biolding, an affiliate of HH, under a letter agreement (the “Letter Agreement”) we entered into in February 2012 in connection with a private placement of our common stock. In connection with such financing, we agreed to appoint one person designated by Biolding to serve as a member of the Board, and to use reasonable efforts consistent with the Board’s fiduciary duties, to cause the director designated by Biolding to be re-nominated by the Board in the future. These designation rights terminate upon a sale of Amyris or upon Biolding holding less than 2,595,155 shares of our common stock.
Under the Letter Agreement, we also agreed to appoint one person designated by each of Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar, and Maxwell (Mauritius) Pte Ltd (“Maxwell”), which were additional purchasers in the February 2012 common stock offering. Naxyris SA purchased 1,730,103 shares of our common stock and Maxwell purchased 2,595,155 shares our common stock in the offering. Naxyris SA designated Ms. Piwnica (who was already on the Board) to serve as the Naxyris SA representative on the Board, and Maxwell designated Dr. Chua to serves as the Maxwell representative on the Board. These designation rights terminate upon a sale of Amyris or, as applicable, Naxyris SA holding less than 1,730,103 shares of our common stock and Maxwell holding less than 2,595,155 shares of our common stock.
Mr. Doerr was appointed to the Board by Kleiner Perkins Caufield & Byers pursuant to a voting agreement as most recently amended and restated on June 21, 2010. As of the date of this Proxy Statement, notwithstanding the expiration of the voting agreement upon completion of our initial public offering in September 2010, Mr. Doerr continues to serve on the Board and we expect him to continue to serve as a director until his resignation or until his successor is duly elected by the holders of our common stock.

Mr. Boisseau was designated to serve on the Board by Total under a letter agreement between Amyris and Total. As of March 15, 2014, Total beneficially owned 13,617,212 shares of our common stock, representing approximately 17.7% of our outstanding common stock. In June 2010, we issued Series D preferred stock to Total that converted into shares of our common stock upon the completion of our initial public offering in September 2010. In connection with such equity investment, we agreed to appoint a person designated by Total to serve as a member of the Board, and to use reasonable efforts, consistent with the Board’s fiduciary duties, to cause the director designated by Total to be re-nominated by the Board in the future. These membership rights terminate upon the earlier of Total holding less than half of the shares of common stock issued upon conversion of the Series D preferred stock or a sale of Amyris.
Independence of Directors
Under the corporate governance rules of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board and the Nominating and Governance Committee of the Board consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ rules. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Amyris, or he or she is an executive officer of any organization to which Amyris made, or from which the Amyris received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more (other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Mr. Melo is not deemed independent because he is an Amyris employee. The Board did not find Mr. Boisseau to be independent because he is an officer of Total S.A., an affiliate of Total (with which we have a joint venture arrangement that may involve annual payments exceeding 5% of our yearly gross revenues and $200,000, as described in more detail later in this Proxy Statement under the caption “Transactions with Related Persons”).
The subjective test under the NASDAQ criteria for director independence requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The subjective evaluation of director independence by the Board was made in the context of the objective standards referenced above. In making independence determinations, the Board generally considers commercial, financial and professional services, and other transactions and relationships between Amyris and each director and his or her family members and affiliated entities. For each of the directors other than Messrs. Boisseau and Melo, the Board determined that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considered certain relationships that did not exceed NASDAQ objective standards and determined that none of these relationships would interfere with the exercise of independent judgment by the director in carrying out his or her responsibilities as a director. The following is a description of these relationships:
•
  Dr. Chua was designated to serve as our director by Maxwell. As of March 15, 2014, Maxwell beneficially owned 10,353,478 shares of our common stock, which represented approximately 13.4% of our outstanding common stock. Dr. Chua is a project director for the Temasek Life Sciences Institute (a subsidiary of Temasek, which is affiliated with Maxwell) and Deputy Chairman, Board of Directors, for the Temasek Life Sciences Laboratory. He is also Chief Scientific Advisor of Wilmar International Limited, a collaboration partner of Amyris.
•
  Mr. Doerr is a manager of the general partners of entities affiliated with KPCB Holdings, Inc. As of March 15, 2014, KPCB Holdings, Inc. as nominee for entities affiliated with Kleiner Perkins Caufield & Byers held 4,183,224 shares of our common stock, which represented approximately 5.4% of our outstanding common stock. In addition, as of March 15, 2014, Mr. Doerr beneficially owned 7,037,492 shares of our common stock (including 3,792,510 shares held by KPCB Holdings, Inc. as nominee, and 3,244,982 other shares beneficially owned by Mr. Doerr, including shares issued directly to Mr. Doerr and held by a trust and an investment entity under Mr. Doerr’s control), which represented approximately 9.1% of our outstanding common stock.

•
  Dr. Duyk is a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P. As of March 15, 2014, TPG Biotechnology Partners II, L.P. beneficially owned 3,978,660 shares of our common stock, which represented approximately 5.2% of our outstanding common stock.
•
  Ms. Piwnica was designated to serve as our director by Naxyris SA. As of March 15, 2014, Naxyris SA beneficially owned 5,639,398 shares of our common stock, which represented approximately 7.3% of our outstanding common stock.
•
  Dr. Reinach was an affiliate of the parent company of Lit Tele LLC during 2010 and continues to have a consulting relationship with such company. As of March 15, 2014, Lit Tele was the record owner of 1,463,793 shares of our common stock, representing approximately 1.9% of our outstanding common stock. Additionally, Dr. Reinach is the sole director of Sualk Capital Ltd, which purchased 170,397 shares of our common stock in private placement offerings during 2012.
•
  HH indirectly owns, and was designated to serve as our director by, Biolding. As of March 15, 2014, Biolding beneficially owned 7,484,601 shares of our common stock, representing approximately 9.7% of our outstanding common stock.
Maxwell, Naxyris SA, TPG Biotechnology Partners II, L.P., entities affiliated with KPCB Holdings, Inc. and Lit Tele LLC, purchased shares of our predecessor’s preferred stock in a series of preferred stock financings completed during the period from May 2006 through January 2010, and such preferred stock converted to common stock on completion of our initial public offering.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, Amyris, our executive officers and our independent registered public accounting firm, the Board affirmatively determined that a majority of our Board is comprised of independent directors, and that the following directors are independent: Nam-Hai Chua, John Doerr, Geoffrey Duyk, Arthur Levinson, Carole Piwnica, Fernando de Castro Reinach, HH and R. Neil Williams.
Board Leadership Structure
Our Board is composed of our Chief Executive Officer, John Melo, and nine non-management directors. Arthur Levinson, one of our independent directors, currently serves the principal Board leadership role as the Board’s Chairman. Our Board expects to appoint an independent director as Chairman following Dr. Levinson’s resignation from the Board effective as of the 2014 Annual Meeting. The Board does not have any policy that the Chair must necessarily be separate from the chief executive officer, but the Board appointed Dr. Levinson as Chairman in May 2012; Dr. Levinson served as Lead Independent Director from March 2011 to May 2012. Dr. Levinson’s (and his successor’s) responsibilities as Chairman include providing input on Board agendas and working with management to develop agendas for meetings, calling special meetings of the Board, presiding at executive sessions of independent Board members, gathering input from Board members on chief executive officer performance and providing feedback to the chief executive officer, and gathering input from Board members after meetings and through an annual self-assessment process and communicating feedback to the Board and the Chief Executive Officer, as appropriate. The Board believes that having an independent Chair helps reinforce the Board’s independence from management in its oversight of our business and affairs. In addition, the Board believes that this structure helps to create an environment that is conducive to objective evaluation and oversight of management’s performance and related compensation, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and those of our stockholders. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. Accordingly, we believe our current Board leadership structure contributes to the effectiveness of the Board as a whole and, as a result, is the most appropriate structure for us at the present time.
Role of the Board in Risk Oversight
We consider risk as part of our regular consideration of business strategy and business decisions. Assessing and managing risk is the responsibility of our management, which establishes and maintains risk management processes, including prioritization, action plans and mitigation measures, designed to balance the risk and benefit of opportunities and strategies. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board as a whole oversees our risk management systems and processes, as implemented by management and the Board’s committees. As part of its oversight role, the Board has adopted an enterprise risk management process that involves management discussions with and updates to members of the Audit Committee regarding enterprise risk prioritization and mitigation. In addition, the Board uses its committees to assist in its risk oversight function as follows:
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  The Audit Committee has responsibility for overseeing our financial controls and risk and legal and regulatory matters.
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  The Leadership Development and Compensation Committee is responsible for oversight of risk associated with our compensation plans.
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  The Nominating and Governance Committee is responsible for oversight of Board processes and corporate governance related risks.
The Board receives regular reports from committee Chairs regarding the committees’ activities. In addition, discussions with the Board about our strategic plan and objectives, business results, financial condition, compensation programs, strategic transactions, and other business discussed with the Board, include a discussion of the risks associated with the particular item under consideration.
Meetings of the Board and Committees
During fiscal year 2013, our Board had seven meetings, and its three standing committees (the Audit Committee, Leadership Development and Compensation Committee, and Nominating and Governance Committee) collectively had 22 meetings. With the exception of HH, who attended four of seven meetings of the Board during fiscal year 2013, each incumbent director attended at least 75% of the meetings (held during the period that such director served) of the Board and the committees on which such director served in fiscal year 2013. The Board’s policy is that directors are encouraged to attend our annual meetings of stockholders. Two directors attended our 2013 annual meeting of stockholders.
The following table provides membership and meeting information for the Board and its committees in fiscal year 2013:

Member of the Board in Fiscal Year 2013	Board	Audit Committee		Leadership Development and Compensation Committee		Nominating and Governance Committee
Ralph Alexander(1)	X	X		Chair	(2)
Philippe Boisseau	X
Nam-Hai Chua, Ph.D.	X			X	(3)
John Doerr	X			X		Chair	(4)
Geoffrey Duyk, M.D., Ph.D.	X	X
Arthur Levinson, Ph.D.	X
John Melo	X
Patrick Pichette(5)	X	Chair		X
Carole Piwnica	X			Chair	(4)	X
Neil Renninger, Ph.D.(6)	X
Fernando de Castro Reinach, Ph.D(7).	X	X
HH Sheikh Abdullah bin Khalifa Al Thani(8)	X
R. Neil Williams	X	Chair	(9)
Total meetings in fiscal year 2012(10)	7	11		7		4

(1)
  Mr. Alexander resigned from the Board in July 2013.

(2)
  Mr. Alexander resigned as Chair of the Leadership Development and Compensation Committee in May 2013.
(3)
  Dr. Chua was appointed to the Leadership Development and Compensation Committee in May 2013 concurrent with Mr. Alexander stepping down from that role.
(4)
  Mr. Doerr was appointed to Chair of the Nominating and Governance Committee in May 2013 concurrent with Ms. Piwnica stepping down from that role. Ms. Piwnica was appointed to Chair of the Leadership Development and Compensation Committee in May 2013 concurrent with Mr. Doerr stepping down from that role.
(5)
  Mr. Pichette resigned from the Board in May 2013.
(6)
  Dr. Renninger resigned from the Board in February 2013.
(7)
  Dr. Reinach was appointed to the Audit Committee in July 2012 concurrent with Mr. Alexander’s resignation.
(8)
  HH attended 4 of 7 Board meetings held during the year.
(9)
  Mr. Williams was appointed to the Board and was named Chair of the Audit committee in May 2013 concurrent with Mr. Pichette’s resignation.
(10)
  Includes one concurrent meeting of the Board, Audit Committee and Leadership Development and Compensation Committee and one concurrent meeting of the Board and Audit Committee.
Committees of the Board
Our Board has established an Audit Committee, a Leadership Development and Compensation Committee, and a Nominating and Governance Committee, each as described below. Members serve on these committees until their resignations or until otherwise determined by the Board.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and assists the Board in fulfilling the Board’s oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the retention, independence and performance of our independent registered public accounting firm.
Under NASDAQ rules, we must have an audit committee of at least three members, each of whom must be independent as defined under the rules and regulations of NASDAQ the Securities and Exchange Commission (the “SEC”) rules and regulations. Our Audit Committee is currently composed of three directors: Messrs. Reinach, Williams and Dr. Duyk. Mr. Williams is the Chair of the Audit Committee. The composition of the Audit Committee meets the requirements for independence under current NASDAQ and SEC rules and regulations. The Board has determined that each member of the Audit Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations), and is financially literate and able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Board has determined that Mr. Williams is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with employment experience in finance and accounting and other comparable experience that results in his financial sophistication. Being an “audit committee financial expert” does not impose on Mr. Williams any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board. The Board has adopted a written charter for our Audit Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The Audit Committee performs the following functions:
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  oversees our accounting and financial reporting processes and audits of our consolidated financial statements;

•
  oversees our relationship with our independent auditors, including appointing and changing our independent auditors and ensuring their independence;
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  reviews and approves the audit and permissible non-audit services to be provided to us by our independent auditors;
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  facilitates communication among the independent auditors, our financial and senior management, and the Board; and
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  monitors the periodic reviews of the adequacy of our accounting and financial reporting processes and systems of internal control.
In addition, the Audit Committee generally reviews and approves any proposed transaction between Amyris and any related party, establishes procedures for receipt, retention and treatment of complaints received by Amyris regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of Amyris, of their concerns regarding questionable accounting or auditing matters (including administration of our whistleblower policy established by the Nominating and Governance Committee), and oversees the review of any complaints and submissions received through the complaint and anonymous reporting procedures.
Leadership Development and Compensation Committee
Under NASDAQ rules, compensation of the executive officers of a company must be determined, or recommended to the Board for determination, either by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate, or by a compensation committee composed solely of independent directors. Amyris has established the Leadership Development and Compensation Committee for such matters, which is currently composed of three directors: Mr. Doerr, Ms. Piwnica and Dr. Chua. Ms. Piwnica is the Chair of the Leadership Development and Compensation Committee. The Board has determined that each member of the Leadership Development and Compensation Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Leadership Development and Compensation Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The purpose of the Leadership Development and Compensation Committee is to provide guidance and periodic monitoring for all of our compensation, benefit, perquisite and employee equity programs. The Leadership Development and Compensation Committee, through delegation from the Board, has principal responsibility to evaluate, recommend, approve and review executive officer and director compensation arrangements, plans, policies and programs maintained by Amyris and to administer our cash-based and equity-based compensation plans, and may also make recommendations to the Board regarding the Board’s remaining responsibilities relating to executive compensation. The Leadership Development and Compensation Committee discharges the responsibilities of the Board relating to compensation of our executive officers, and, among other things:
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  reviews and approves the compensation of our executive officers;
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  reviews and recommends to the Board the compensation of our directors;
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  reviews and approves the terms of any compensation agreements with our executive officers;
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  administers our stock and equity incentive plans;
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  reviews and makes recommendations to the Board with respect to incentive compensation and equity plans; and
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  establishes and reviews our overall compensation strategy.
The Leadership Development and Compensation Committee also reviews the Compensation Discussion and Analysis section of our Annual Report on Form 10-K and Proxy Statement and recommends to the Board whether it be included in the Proxy Statement, and prepares a report of the committee for inclusion in the Annual Report on Form 10-K and Proxy Statement for our annual meetings in accordance with SEC rules. The Leadership Development and Compensation Committee has authority to form and delegate authority to subcommittees, as appropriate.
The Board has established a Management Committee for Employee Equity Awards, consisting of our Chief Human Resources Officer and our Chief Executive Officer. This committee may grant stock awards to employees who are not officers (as that term is defined in Section 16 of the Exchange Act and Rule 16a-1 promulgated under the Exchange Act) of Amyris, provided that this committee is authorized to grant only stock awards that meet stock award grant guidelines approved by the Board or Leadership Development and Compensation Committee. These guidelines set forth, among other things, any limit imposed by the Board or Leadership Development and Compensation Committee on the total number of shares that may be subject to equity awards granted to employees by the Management Committee for Employee Equity Awards, and any requirements as to the size of an award based on the seniority of an employee or other factors.
Under its charter, the Leadership Development and Compensation Committee, has the authority, at the expense of Amyris, to retain legal and other consultants, accountants, experts and advisors of its choice to assist the committee in connection with its functions. During the past fiscal year, the Leadership Development and Compensation Committee engaged Compensia, Inc. as its compensation consultant. (Compensia also served as the committee’s compensation consultant for 2012.) Compensia provided the following services during fiscal year 2013 (or in connection with 2013 compensation):
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  reviewed and provided recommendations on composition of the peer group, and provided compensation data relating to executives at the selected peer group companies;
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  conducted a review of the total compensation arrangements for all executive officers of Amyris;
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  provided advice on executive officers’ compensation, including composition of compensation for base pay, short-term incentive (cash bonus) plan and long-term incentive (equity) plans;
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  provided advice on executive officers’ cash bonus plan;
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  assisted with executive equity program design, including analysis of equity mix, aggregate share usage and target grant levels;
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  provided advice and recommendations regarding executive prerequisites including our executive severance and change in control plan;
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  conducted a Board compensation review and provided recommendations to the Leadership Development and Compensation Committee regarding director pay structure;
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  updated the Leadership Development and Compensation Committee on emerging trends/best practices in the area of executive and board compensation; and
Compensia (including its affiliates) did not perform any services for us or any of our affiliates other than compensation consulting services related to determining or recommending the form or amount of executive and director compensation, designing and implementing incentive plans, and providing information on industry and peer group pay practices, which services were provided directly to the Leadership Development and Compensation Committee. The committee approved all such services performed by Compensia during 2013 and determined in connection with such approvals that Compensia did not have any relationships with Amyris or any of its officers or directors (other than the approved compensation consulting services) or any conflicts of interest that would impair its independence.
The Human Resources, Finance and Legal departments of Amyris work with our Chief Executive Officer to design and develop new compensation programs applicable to executive officers and directors, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer compensation comparisons and other committee briefing materials, and to implement the decisions of the Leadership Development and Compensation Committee. Members of these departments and our Chief Executive Officer also meet separately with Compensia to convey information on proposals that management may make to the Leadership Development and Compensation Committee, as well as to allow

Compensia to collect information about Amyris to develop its recommendations. In addition, our Chief Executive Officer conducts reviews of the performance and compensation of the other executive officers, and based on these reviews and input from Compensia, and our Human Resources department, makes recommendations regarding executive compensation (other than his own) directly to the Leadership Development and Compensation Committee. None of our executive officers participated in the determinations or deliberations of the Leadership Development and Compensation Committee regarding the amount of any component of his or her own fiscal year 2013 compensation.
Nominating and Governance Committee
Under NASDAQ rules, director nominees must be selected, or recommended for the Board’s selection, either by independent directors constituting a majority of the Board’s independent directors, or by a nominations committee composed solely of independent directors. Amyris has established the Nominating and Governance Committee for such matters, which is currently composed of two directors: Mr. Doerr and Ms. Piwnica. Mr. Doerr is the Chair of the Nominating and Governance Committee. The Board has determined that each member of the Nominating and Governance Committee is independent (as defined in the relevant NASDAQ and SEC rules and regulations). The Board has adopted a written charter for our Nominating and Governance Committee that is posted on our company website at http://investors.amyris.com/governance.cfm.
The purpose of the Nominating and Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and Amyris, and to assist the Board with respect to corporate governance matters, including:
•
  identifying, considering and nominating candidates for membership on the Board;
•
  developing, recommending and periodically reviewing corporate governance guidelines and policies for Amyris (including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Whistleblower Policy and Insider Trading Policy); and
•
  advising the Board on corporate governance matters and Board performance matters, including recommendations regarding the structure and composition of the Board and Board committees.
The Nominating and Governance Committee also monitors the size, leadership and committee structure of the Board and makes any recommendations for changes to the Board, reviews our narrative disclosures in SEC filings regarding the director nomination process, Board leadership structure and risk oversight by the Board, considers and approves any requested waivers under our Code of Business Conduct and Ethics, reviews and makes recommendations to the Board regarding formal procedures for stockholder communications with members of the Board, reviews with the Chief Executive Officer and Board leadership the succession plans for senior management positions, and oversees an annual self-evaluation process for the Board.
Director Nomination Process
In carrying out its duties to consider and nominate candidates for membership on the Board, the Nominating and Governance Committee considers a mix of perspectives, qualities and skills that would contribute to the overall corporate goals and objectives of Amyris and to the effectiveness of the Board. The committee’s goal is to nominate directors who will provide a balance of industry, business and technical knowledge, experience and capability. To this end, the committee considers a variety of characteristics for director candidates, including demonstrated ability to exercise sound business judgment, relevant industry or business experience, understanding of and experience with issues and requirements facing public companies, excellence and a record of professional achievement in the candidate’s field, relevant technical knowledge or aptitude, having sufficient time and energy to devote to the affairs of Amyris, independence for purposes of compliance with NASDAQ and SEC rules and regulations as applicable, and commitment to rigorously represent the long-term interests of our stockholders. Although the committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the committee strives to nominate directors with a variety of complementary skills and experience so that, as a group, the Board will possess the appropriate talent, skills and experience to oversee our business.

The Nominating and Governance Committee generally uses the following processes for identifying and evaluating nominees for director:
•
  In the case of incumbent directors, the committee reviews the director’s overall service to Amyris during such director’s term, including performance, effectiveness, participation and independence.
•
  In seeking to identify new director candidates, the committee may use its network of contacts to compile a list of potential candidates and may also engage, if deemed appropriate, a professional search firm. The committee would conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee would then meet to discuss and consider the candidates’ qualifications and select nominees for recommendation to the Board by majority vote.
The Nominating and Governance Committee will consider director candidates recommended by stockholders and will use the same criteria to evaluate all candidates. We have not received a recommendation for a director nominee for the 2015 annual meeting from a stockholder or stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: Chair of the Nominating and Corporate Governance Committee c/o Secretary of Amyris, Inc. at 5885 Hollis Street, Suite 100, Emeryville, California 94608, at least 120 days prior to the anniversary date of the mailing of our Proxy Statement for the last annual meeting of stockholders, which for our 2015 annual meeting of stockholders is a deadline of December 10, 2014. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience and directorships for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Nominations
Stockholders who wish to nominate persons directly for election to the Board at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. As provided in our certificate of incorporation, subject to the rights of the holders of any series of preferred stock, any vacancy occurring in the Board can generally be filled only by the affirmative vote of a majority of the directors then in office. The director appointed to fill the vacancy will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified.
Stockholder Communications with Directors
The Board has established a process by which stockholders may communicate with the Board or any of its members, including the Chairman of the Board, or to the independent directors generally. Stockholders and other interested parties who wish to communicate with the Board or any of the directors may do so by sending written communications addressed to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. The Board has directed that all communications will be compiled by the Secretary and submitted to the Board or the selected group of directors or individual directors on a periodic basis. These communications will be reviewed by our Secretary, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations). The screening procedures have been approved by a majority of the non-management directors of the Board. Directors may at any time request that we forward to them immediately all communications received by us. All communications directed to the Audit Committee in accordance with the procedures described above that relate to accounting, internal accounting controls or auditing matters involving Amyris will be promptly and directly forwarded to all members of the Audit Committee.

Proposal 2 —
Non-Binding Advisory Vote on Compensation of Named Executive Officers
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the stockholders of Amyris may cast an advisory and non-binding vote at the Annual Meeting in relation to the compensation of our named executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. Our practice, which was approved by our stockholders at the 2011 Annual Meeting, is to conduct this non-binding vote on a triennial basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
This proposal is set forth in the following resolution:
RESOLVED, that the stockholders of Amyris, Inc. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this Proxy Statement.
As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Leadership Development and Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.
As described more fully in the Compensation Discussion & Analysis, the Board and the Leadership Development and Compensation Committee believe that our compensation policies, which set forth clear and simple objectives, will yield the best results.
Our objectives are to:
1.
  Attract, retain, and motivate highly talented employees that are key to Amyris’ success.
2.
  Reinforce Amyris’ core values and foster a sense of ownership, urgency and entrepreneurial spirit.
3.
  Link compensation to individual, team, and company performance (as appropriate by employee level).
4.
  Emphasize performance-based compensation for individuals who can most directly impact shareholder value.
5.
  Provide exceptional pay for delivering exceptional results.
We believe our compensation program is aligned with the long-term interests of our stockholders and that our compensation policies provide an appropriate blend of compensation to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in Amyris over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and together providing a holistic approach to achieving such philosophy and objectives.
Our executive competitive compensation program is designed to enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continue to aim to balance and reward annual and long-term performance with a total compensation package that includes a mix of both cash and equity. Our compensation program is intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. The Compensation Discussion and Analysis set forth on pages 39 – 51 of this Proxy Statement explain our compensation philosophy in greater detail. We urge you to read the Compensation Discussion and Analysis section for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of the named executive officers.

Vote Required and Board Recommendation
The proposal must receive a “For” vote from the holders of a majority of the votes cast on the proposal at the annual meeting in person or by proxy. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Broker non-votes will not count toward the vote total for this proposal and will not count for or against the proposal.
The Board recommends a vote “FOR” this Proposal 2.

Proposal 3 —
Approval of Amendment to Certificate of Incorporation to Increase Number of Authorized Shares
General
We are asking stockholders to approve an amendment to our certificate of incorporation to increase the number of total authorized shares from 205,000,000 shares to 305,000,000 shares and the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares.
The additional common stock will have rights identical to our currently outstanding common stock. The number of authorized shares of our preferred stock will not be affected by this amendment; it will be maintained at 5,000,000 shares. No shares of preferred stock have been issued, and we currently have no plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
The reason for the proposed amendment is to increase our financial flexibility and to facilitate our ability to continue implementing our employee equity programs at competitive levels. Our cash flow from operations has been, and continues to be, negative. We have reported in our recent quarterly and annual reports on Form 10-Q and 10-K that we need to raise additional operating capital. The Board may determine that the optimal manner for doing so is the sale of equity securities, instruments convertible into equity securities and/or options or rights to acquire equity securities. For example, in 2013, we engaged in multiple financings involving the private placement of our common stock or convertible promissory notes.
As of March 15, 2014, approximately 87.3% of our currently authorized common stock has either been issued, or is reserved for issuance under our equity incentive plans and upon conversion of outstanding convertible promissory notes, after taking into consideration the full potential of interest that accrues and can convert to equity. We do not currently have enough shares authorized to provide for sufficient flexibility to pursue appropriate equity financing opportunities if they arise or to take certain other actions that the Board may determine is in the best interests of Amyris and the best interests of our stockholders.
The Board believes it is desirable for us to have the flexibility to issue, without further stockholder action, additional shares of common stock in excess of the amount that is currently authorized. As is the case with the current authorized, unreserved, but unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or, if the shares of common stock become listed, the rules of a stock exchange. Such shares would be available for issuance from time to time as determined by the Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations, issuance in repayment of indebtedness and/or issuance pursuant to stock plans relating to options, stock appreciation rights, restricted stock, restricted stock units and other equity grants.
Article IV of our certificate of incorporation, as amended, currently authorizes us to issue up to 205,000,000 shares of stock, with 200,000,000 designated as common stock and 5,000,000 designated as preferred stock. At our 2013 annual meeting of stockholders our stockholders approved the increase of our total authorized shares from 105,000,000 shares to 205,000,000 shares and the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares. In March 2014, the Board approved the advisability of and adopted, subject to stockholder approval, an amendment to Article IV to again increase the total authorized shares and the authorized shares of common stock as described above. This amendment to the certificate of incorporation requires approval of both the Board and our stockholders. Accordingly, we are seeking stockholder approval for the amendment by means of this Proxy Statement.
Vote Required and Board Recommendation
The proposal must receive a “For” vote from the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting, irrespective of the number of votes cast on the proposal at the meeting. Abstentions and broker non-votes will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or

“Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
The Board recommends a vote “FOR” this Proposal 3.
Purpose of Proposed Amendment
Our common stock consists of a single class, with equal voting, distribution, liquidation and other rights. As of March 15, 2014, of our 200,000,000 shares of authorized common stock, 77,038,444 shares were outstanding and 97,573,629 shares were reserved for issuance under our equity plans, outstanding convertible promissory notes and other outstanding rights to acquire common stock. As of March 15, 2014, we had 19,644,669 shares reserved for issuance under our equity incentive plans, 60,000 shares reserved for non-equity incentive plan related options, 1,021,087 shares reserved for issuance under outstanding warrants, and 76,847,873 shares reserved for issuance under outstanding convertible promissory notes, which includes interest convertible to common stock under certain of such notes. This leaves only 25,387,927 shares of common stock that are authorized but not issued and outstanding or reserved for issuance. We also expect to issue up to an aggregate of $21.7 million in senior convertible promissory notes to Total in July 2014 and January 2015. The arrangements with Total are described in more detail below in this Proxy Statement under the caption “Transactions with Related Persons — Total Transactions,” and the number of shares issuable under such senior convertible promissory notes is subject to increase if Proposal 5 is adopted. Please see “Proposal 5 — Approval of the issuance of up to $21,700,000 aggregate principal amount of senior secured convertible promissory notes in a private placement transaction and the issuance of the common stock issuable upon conversion of such notes, in accordance with NASDAQ Marketplace Rules 5635(b) and (c).”
The increase in authorized shares of common stock will give the Board the flexibility to undertake certain transactions to support our business operations, without the potential expense or delay associated with obtaining stockholder approval for any particular issuance. For example, we could issue additional shares of common stock in the future in connection with one or more of the following (subject to laws, regulations or stock market rules that might require stockholder approval of certain transactions):
•
  financing transactions, such as public or private offerings of common stock or convertible securities;
•
  strategic investments;
•
  partnerships, collaborations and other similar transactions;
•
  debt or equity restructuring or refinancing transactions;
•
  acquisitions;
•
  stock splits or stock dividends; or
•
  any other proper corporate purposes.
The increase will also facilitate our ability to continue implementing our employee equity programs at competitive levels.
Potential Adverse Effects of Proposed Amendment
If this proposal is adopted, the additional authorized shares of common stock can be issued or reserved with approval of the Board at times, in amounts, and upon terms that the Board may determine, without additional stockholder approval. Stockholder approval of this proposal will not, by itself, cause any change in our capital accounts. However, any future issuance of additional shares of authorized common stock, or securities convertible into common stock, would ultimately result in dilution of existing stockholders’ equity interests and could have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline. Current stockholders (other than those who are party to specific rights agreements with us as described under “Transactions with Related Persons”) will not have preemptive rights to purchase additional shares.
In addition to dilution, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of Amyris. For example, significant stock and convertible security issuances in connection with a series of private-placement financing efforts since 2012 have resulted in further concentration of ownership of Amyris by related parties during the course of the year, and we expect to undertake additional financing efforts in 2014 and beyond involving issuances of securities to Total and, potentially, other related persons, as described in “Transactions with Related Persons.” Such concentration of ownership could make it more difficult for an unrelated third party to undertake an acquisition of us. The Board is not aware of any actual or contemplated attempt to acquire control of Amyris and this proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any actions that it deems consistent with its fiduciary duties.
Risks to Stockholders of Non-Approval
Because our cash flow from operations has been negative, if the stockholders do not approve this proposal, the Board may be precluded from pursuing a wide range of potential corporate opportunities that might raise necessary cash or otherwise be in the best interests of Amyris and the best interests of our stockholders. This could have a material adverse effect on our business and prospects. We would also face substantial challenges in hiring and retaining employees at all levels, including our executive leadership team, in the near term.
Interests of Our Directors and Executive Officers in the Amendment
Some of our directors are affiliated with entities that may participate in future equity financings that will require issuance or reservation of shares authorized by the proposed amendment to our certificate of incorporation.
•
  Philippe Boisseau was designated to serve on the Board by Total under a letter agreement between Amyris and Total. Mr. Boisseau is an officer of Total S.A., an affiliate of Total, and, as discussed above, Total may acquire additional convertible promissory notes under an existing securities purchase agreement. As of March 15, 2014, Total beneficially owned 13,617,212 shares of our common stock, representing approximately 17.7% of our outstanding common stock. Also as of March 15, 2014, Total beneficially owned convertible promissory notes in an aggregate principal amount of approximately $78.3 million, which may become convertible into up to 24,880,769 shares of our common stock, inclusive of interest which may become convertible to equity (as described in more detail under “Transactions with Related Persons — Total Transactions” below). Under the securities purchase agreements between us and Total, if Total elects to maintain their participation in our fuels collaboration, we may be required to issue up to an additional $21.7 million in convertible promissory notes, which may become convertible into an additional              shares of our common stock.
•
  Biolding, Maxwell, Naxyris SA and Sualk Capital Ltd. each of which has relationships to our directors as described above under “Proposal 1 — Election of Directors — Independence of Directors” all hold a right of first investment that allows them to participate in specified future securities offerings (pro rata based on their percentage ownership of then-outstanding common stock).
•
  Total holds pro rata rights with respect to specified future securities offerings as described under “Transactions with Related Persons — Total Transactions — Pro Rata Rights.”

Text of Proposed Amendment
If this proposal is approved, we will amend our certificate of incorporation by replacing the current Article IV, Section 1 in its entirety as follows:
“1. Total Authorized.   The total number of shares of all classes of stock that the corporation has authority to issue is Three-Hundred and Five Million (305,000,000) shares, consisting of two classes: Three-Hundred Million (300,000,000) shares of Common Stock, $0.0001 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.0001 par value per share.”
The amendment will become effective when a certificate of amendment to the certificate of incorporation is filed with the Secretary of State of the State of Delaware.

Proposal 4 —
Ratification of Appointment of Independent Registered Public Accounting Firm
General
The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been engaged as our independent registered public accounting firm since December 2006. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting, and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Amyris and our stockholders.
Vote Required and Board Recommendation
Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes of the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as negative votes.
The Board recommends a vote “FOR” this Proposal 4.
Independent Registered Public Accounting Firm Fee Information
During fiscal years 2013 and 2012, PricewaterhouseCoopers LLP served as our principal accountant for the audit of our annual financial statements and for the review of our financial statements included in our Quarterly Reports on Form 10-Q. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2013 and December 31, 2012 (in thousands):

	Fiscal Year Ended
Fee Category	2013	2012
Audit Fees	$1,527	$1,458
Audit-Related Fees	72	105
Tax Fees	9	10
All Other Fees	—	—
Total Fees	$1,608	$1,573

The “Audit Fees” category includes aggregate fees billed in the relevant fiscal year for professional services rendered for the audit of annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. The Audit Fees for fiscal year 2012 was updated to $1,458,000 from $1,368,000 as previously reported, to reflect the actual amount incurred for services rendered for that period.
The “Audit-Related Fees” category includes aggregate fees billed in the relevant fiscal year for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “Audit Fees” category. The audit-related fees above include fees billed in the fiscal years ended December 31, 2013 and 2012 for attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. The audit-related fees above billed in the fiscal year ended December 31, 2012 included due diligence services relating to certain transactions.

The “Tax Fees” category includes aggregate fees billed in the relevant fiscal year for professional services for tax compliance, tax advice and tax planning. The fees related to tax services from PricewaterhouseCoopers LLP in the year ended December 31, 2012 related to annual income tax return review and annual transfer pricing calculations for our subsidiary, Amyris Brasil Ltda.
The “All Other Fees” category includes aggregate fees billed in the relevant fiscal year for products and services provided by the principal accountant other than the services reported under the other categories described above. We did not incur any fees in this category in the years ended December 31, 2013 or 2012.
Audit Committee Pre-Approval of Services Performed by our Independent Registered Public Accounting Firm
The Audit Committee’s charter requires it to approve all fees and other compensation paid to, and pre-approve, all audit and non-audit services performed by, the independent registered public accounting firm. The charter permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. To date, the Audit Committee has not delegated such pre-approval authority.
In determining whether to approve audit and non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee takes into consideration the fees to be paid for such services and whether such fees would affect the independence of the independent registered public accounting firm in performing its audit function. In addition, when determining whether to approve non-audit services to be performed by PricewaterhouseCoopers LLP, the Audit Committee considers whether the performance of such services is compatible with maintaining the independence of PricewaterhouseCoopers LLP in performing its audit function, and confirms that the non-audit services will not include the prohibited activities set forth in Section 201 of the Sarbanes-Oxley Act of 2002. Except for the due diligence services described above under “Audit-Related Fees” and the tax services described above under “Tax Fees” (each of which were pre-approved by the Audit Committee in accordance with its policy) no non-audit services were provided by PricewaterhouseCoopers LLP in 2013 or 2012.
All fees paid to, and all services provided by, PricewaterhouseCoopers LLP during fiscal years 2013 and 2012 were pre-approved by the Audit Committee in accordance with the pre-approval procedures described above.
Report of the Audit Committee*
The Audit Committee has reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2013. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.
Amyris, Inc. Audit Committee of the Board
R. Neil Williams (Chair)
Geoffrey Duyk
Fernando Reinach

*
  The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless expressly incorporated into such subsequent filing.

Proposal 5 —
Approval of the Issuance of up to $21,700,000 Aggregate Principal Amount of Senior Secured Convertible Promissory Notes in a Private Placement Transaction and the Issuance of the Common Stock Issuable Upon Conversion of Such Notes in Accordance with NASDAQ Marketplace Rules 5635(b) and (c).
General
As described in more detail below under “Transactions with Related Persons — Total Transactions,” in July 2012 we amended our collaboration agreement with Total and in connection with such amendment we entered into a Securities Purchase Agreement with Total (which is an affiliate of our director, Philippe Boisseau, and who beneficially owned approximately 17.8% of our outstanding common stock as of December 31, 2013) dated July 30, 2012 (the “Total Purchase Agreement”), pursuant to which Total agreed to purchase $105 million in aggregate principal amount of convertible promissory notes, subject to the terms and conditions set forth in the Total Purchase Agreement. As of July 2013, we had issued $83.3 million in aggregate principal amount of convertible promissory notes to Total pursuant to the Total Purchase Agreement and $21.7 million in aggregate principal amount of senior secured convertible promissory notes remains subject to issuance to Total in accordance with the terms and conditions of the Total Purchase Agreement. These conditions include the provision that Total not elect in July 2014 not to proceed with the collaboration program with us, which we refer to as a “No-Go decision.” We refer in this section to such remaining $21.7 million principal amount of secured convertible promissory notes, as the “Remaining Notes.” The Remaining Notes are issuable in equal $10.85 million installments by no later than July 31, 2014 and January 31, 2015, respectively. See “Transactions with Related Persons — Total Transactions” for additional details on the funding history pursuant to the Total Purchase Agreement and the collaboration agreement.
Pursuant to a letter agreement dated March             , 2014 between Amyris and Total (the “March 2014 Letter Agreement”), we have agreed to (i) amend the conversion price of the Remaining Notes from $7.0682 to $             (the “New Conversion Price”) subject to stockholder approval of this Proposal 5, (ii) extend the period under which Total may exchange for other Amyris securities certain outstanding convertible promissory notes issued under the Total Purchase Agreement from June 30, 2014 to the later of December 31, 2014 and the date on which Amyris shall have raised $75 million of equity and convertible debt financing (excluding any convertible promissory notes issued pursuant to the Total Purchase Agreement), (iii) eliminate our ability to qualify, in a disclosure letter to Total, certain of the representations and warranties that we must make at the closing of any sale of the Remaining Notes, and (iv) provide Total with monthly reporting on our cash, cash equivalents and short-term investments. In consideration of these agreements, Total has agreed to waive its right not to consummate the closing of the issuance of the Remaining Notes if it decides not proceed with the collaboration and makes a “No-Go” decision with respect thereto, subject to our obtaining stockholder approval of the issuance of the Remaining Notes at the reduced conversion price.
We are asking stockholders to approve the issuance of the Remaining Notes with the New Conversion Price in accordance with NASDAQ Marketplace Rules 5635(b) and (c). The closing of the sale of the initial $10.85 million in aggregate principal amount of Remaining Notes is expected to occur upon satisfaction of certain closing conditions, including stockholder approval of the issuance of the Remaining Notes at the annual meeting, but by no later than July 31, 2014 and the closing of the sale of the remaining $10.85 million in aggregate principal amount of Remaining Notes is expected to occur upon satisfaction of certain closing conditions, including stockholder approval of the issuance of the Remaining Notes at the annual meeting, but by no later than January 31, 2015.
Vote Required and Board Recommendation
The proposal must receive a “For” vote from the holders of a majority of the shares of common stock casting votes in person or by proxy on Proposal 5 at the Special Meeting. Abstentions will be counted toward the vote total for the proposal and will have the same effect as an “Against” vote for this proposal. Shares represented by executed proxies that do not indicate a vote “For,” “Against” or “Abstain” will be voted by the proxy holders “For” the adoption of the resolution. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Board recommends a vote “FOR” this Proposal 5.
The Board determined (with Mr. Boisseau abstaining from the discussion and the approval of the Board), upon the recommendation of the Audit Committee that Proposal 5 is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of Proposal 5.
In reaching its determination to approve Proposal 5, the Audit Committee and Board, with advice from our management and legal advisors, considered a number of factors, including:
•
  the fact that the proceeds from the issuance of the Remaining Notes will enable us to advance our strategic direction;
•
  our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;
•
  our view that the proceeds from the issuance of the Remaining Notes will enhance our balance sheet;
•
  the fact that our management and certain of our directors have explored financing options with other potential investors and are not aware of an ability for us to obtain timely financing commitments needed for our ongoing cash requirements on comparable or better terms to the issuance of the Remaining Notes, or at all;
•
  the fact that the removal of the closing condition that Total does not make a “No-Go” decision increases the likelihood that the Remaining Notes will be issued; and
•
  the fact that our stockholders would have an opportunity to approve the issuance of the Remaining Notes at the new conversion price.
The Audit Committee and the Board also considered the following factors adverse to the issuance of the Remaining Notes:
•
  the fact that our stockholders who are not participating in the issuance of the Remaining Notes with the New Conversion Price may be diluted and the value of our common stock could be diluted upon conversion of the Remaining Notes;
•
  the fact that the reduced conversion price for Remaining Notes will, effectively, given the conversion terms, including a “make whole” provision, of the Remaining Notes, be at a discount to the market price on the date Amyris entered into the March 2014 Letter Agreement agreeing to issue the Remaining Notes at the reduced conversion price subject to the terms and conditions set forth therein and in the Total Purchase Agreement;
•
  the fact that the ownership by Total of a substantial percentage of our total voting power may make it more difficult and expensive for a third party to pursue a change of control of our company; and
•
  the fees and expenses to be incurred by us in connection with the issuance of the Remaining Notes.
In view of the variety of factors considered in connection with the evaluation of the issuance of the Remaining Notes with the New Conversion Price and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board may have assigned different weights to different factors.
After evaluating these factors for and against the issuance of the Remaining Notes with the New Conversion Price, and based upon their knowledge of our business, financial condition and prospects, and the view of our management, following the separate approval and the recommendation of the Audit Committee, the Board concluded (with Mr. Boisseau abstaining from the discussion and the approval of the Board) that the issuance of the Remaining Notes with the New Conversion Price is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal 5 at the Special Meeting.

Purpose of Proposal 5 — NASDAQ Stockholder Approval Requirement
Our common stock is listed on NASDAQ and trades under the ticker symbol (AMRS). The rules governing companies with securities listed on NASDAQ require stockholder approval of security issuances at below fair market value made to officers, directors, employees or consultants, or affiliated entities of any such persons. This requirement is set forth in NASDAQ Marketplace Rule 5635(c). Based on a market price of our common stock on March             , 2014 of $            , the sale and issuance of the Remaining Notes (Proposal 5) will result in the issuance of securities to entities affiliated with Philippe Boisseau that are convertible into our common stock at a conversion price less than the fair market value of our common stock as of the date that we entered into a binding agreement to issue such Remaining Notes at the reduced conversion price, which conversion price is also subject to certain downward price adjustments.
NASDAQ additionally requires stockholder approval prior to the issuance of securities when the issuance or potential issuance of securities will result in a change of control of Amyris. This requirement is set forth in NASDAQ Marketplace Rule 5635(b). NASDAQ defines a change of control as occurring when, as a result of an issuance, an investor or a group would own, or have the right to acquire 20% or more of the outstanding shares of common stock or voting power, and such ownership or voting power would be the largest ownership position. Under certain circumstances, Proposal 5 could result in Total being the largest owner of common stock of Amyris in an amount greater than 20%. While Total is currently the largest owner of outstanding common stock of Amyris, it may not be the largest owner of outstanding common stock at the time the Remaining Notes are issued, and the Remaining Notes could result in Total being deemed under NASDAQ rules to acquire greater than 20% of our outstanding shares.
By approving Proposal 5, you are approving the proposal for purposes of the requirements under NASDAQ Marketplace Rules 5635(b) and (c).
Terms of the Private Placement of the Remaining Notes
We have entered into the Total Purchase Agreement under which Total has remaining obligations to purchase up to $21.7 million aggregate principal amount of Remaining Notes with the New Conversion Price. We contemplate selling such Remaining Notes in two equal installments of $10.85 million by no later than July 31, 2014 and January 31 2015, respectively.
We are requesting in this Proposal 5 that our stockholders approve the issuance of the Remaining Notes with the New Conversion Price in a private placement transaction, and the issuance of the Common Stock issuable upon conversion of such Remaining Notes in accordance with NASDAQ Marketplace Rules 5635(b) and (c). The issuance and sale of such Remaining Notes are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Regulation D “safe harbor” provisions of the Securities Act. Set forth below are the material terms of the private placement of the Remaining Notes.
THIS SUMMARY OF THE TERMS OF THE Private Placement OF THE REMAINING NOTES IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING SUCH Private Placement; HOWEVER, IT IS NOT INTENDED AS A SUBSTITUTE FOR REVIEWING THE TOTAL PURCHASE AGREEMENT, THE FORM OF REMAINING NOTE AND THE MARCH 2014 LETTER AGREEMENT IN THEIR ENTIRETY, WHICH WE HAVE INCLUDED AS ANNEXES A, B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THESE DOCUMENTS.
Summary of the Terms of the Total Purchase Agreement
The agreements related to the Total Purchase Agreement, and the context for the funding by Total under that agreement, are described in detail in “The arrangements with Total are described in more detail below in this Proxy Statement under the caption “Transactions with Related Persons — Total Transactions.” We and Total have entered into the Total Purchase Agreement which contains representations and warranties by us and Total to each other and is not intended to provide any other factual information about us.

Representations and Warranties.   The Total Purchase Agreement contains representations and warranties by us and Total to each other and is not intended to provide any other factual information about us. We provided representations and warranties that we believe are customary for transactions of this nature for similar businesses. In addition, Total made representations and warranties to us that we believe are customary for transactions of this nature. The representations and warranties in the Total Purchase Agreement were made only for the purposes of the Total Purchase Agreement and solely for the benefit of the parties to the Total Purchase Agreement as of specific dates. The assertions embodied in the representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Total Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Total Purchase Agreement as characterizations of the actual state of facts about us and you should read the Total Purchase Agreement together with the other information concerning us that we publicly file in reports and statements with the SEC.
Conditions to Closing.   As modified by the March 2014 Letter Agreement, the obligation of Total to purchase the Remaining Notes pursuant to the Total Purchase Agreement is subject to the satisfaction or waiver of specified conditions, including, but not limited to, the following:
•
  our stockholders shall have approved the issuance of the Remaining Notes with the New Conversion Price of $            ;
•
  the representations and warranties made by us in the Total Purchase Agreement shall be true and correct in all respects as of the applicable closing of the sale of the Remaining Notes; and
•
  we shall have obtained all necessary third-party consents and approvals.
Description of Remaining Notes
Interest and Payment.   The Remaining Notes shall bear interest at 1.50% per annum (subject to adjustment as provided in the Remaining Notes), accruing daily and payable in arrears at maturity or on conversion or a change of control where Total exercises a right to require us to repay the Remaining Notes. Should Amyris default on a Remaining Note, the interest rate on such note would increase to 2.5% per annum until such default is cured. Should Amyris fail to maintain NASDAQ listing status, the interest rate on such note would increase to 6% for the first 180 days of such failure and 9% thereafter. Accrued interest will be canceled if the Remaining Notes are canceled based on a “Go” decision at Total’s option following the completion of the shareholders agreement we are to negotiate with Total following the completion of the Biofene development project between Amyris and Total.
Conversion.   The Remaining Notes will be convertible into Amyris common stock (i) within 10 trading days prior to maturity (if it is not canceled prior to the maturity date based on a “Go” decision), (ii) on a change of control of Amyris, (iii) if Total is no longer our largest stockholder following a “No-Go” decision, and (iv) on our default.
Conversion Price.   Subject to stockholder approval of this Proposal 5, the Remaining Notes will be convertible into Amyris common stock at a conversion price equal to $            , subject to proportional adjustment in the event of stock splits and combinations, certain dividends and distributions, reclassifications, exchanges or substitutions, and/or reorganizations, mergers, consolidations or asset sales affecting Amyris’ common stock. No maximum number has been provided for the amount of shares that could be issuable on conversion of the Remaining Notes as a result of the potential adjustment of the conversion price.
Maturity.    The Remaining Notes will mature and become payable on March 1, 2017, unless converted into our common stock or redeemed by Amyris prior to such time.
Final Go Decision.   If Total makes a final “Go” decision, then the Remaining Notes will be exchanged by Total for equity interests in the fuels joint venture contemplated by the collaboration with us, after which the Remaining Notes will not be convertible and any obligation to pay principal or interest on the

Remaining Notes will be extinguished. If Total makes a “No-Go” or a partial “Go” decision, all or a portion of the outstanding Remaining Notes will remain outstanding and become payable at maturity.
Change of Control.   Upon the occurrence of a change of control of Amyris prior to the maturity date of the Remaining Notes, the holder will have the right to require Amyris to repurchase all or any part of the Remaining Notes at an offer price in cash equal to 101% of the face value of the Remaining Notes, plus any accrued and unpaid interest.
Events of Default.   The Remaining Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the Remaining Notes and Total Purchase Agreement, with added default interest rates and associated cure periods applicable to the covenant regarding SEC reporting.
Covenants.   The Remaining Notes and the Total Purchase Agreement include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of reports with the SEC.
Security Interest.   Our obligations under the Remaining Notes will be secured a lien on our equity interest in the joint venture entity that we have formed with Total (see below under “Transactions with Related Persons — Total Transactions” for additional details) as well as certain collateral pursuant to a pledge agreement entered into by us in favor of the holder of the Remaining Note.
Use of Proceeds
We currently intend to use the net proceeds from the private placement of the Remaining Notes to fund the Biofene collaboration under the terms of the collaboration agreement with Total, as amended.
Potential Adverse Effects of Proposed Amendment — Dilution and Impact of the Private Placement of the Remaining Notes on Existing Stockholders
The private placement of the Remaining Notes with the New Conversion Price could have a dilutive effect on current stockholders who are not participating in such private placement in that the percentage ownership of Amyris held by such current stockholders will decline as a result of the issuance of the common stock issuable upon conversion or exercise of the Remaining Notes. This means also that our current stockholders who are not participating in such private placement will own a smaller interest in us as a result of such private placement and therefore have less ability to influence significant corporate decisions requiring stockholder approval. Issuance of the common stock issuable upon conversion or exercise of the Remaining Notes could also have a dilutive effect on book value per share and any future earnings per share. Dilution of equity interests could also cause prevailing market prices for our common stock to decline.
Because of the conversion price adjustments contained in the Remaining Notes, the exact magnitude of the dilutive effect of the Remaining Notes cannot be conclusively determined. However, the dilutive effect may be material to current stockholders of Amyris. By way of example, assuming the sale and issuance of the full $21.7 million principal amount of Remaining Notes and assuming the New Conversion Price of $            , then approximately              million shares of Amyris’ common stock will be issuable upon conversion of the Remaining Notes, assuming no further adjustment of the conversion price pursuant to the terms of the Remaining Notes, compared to approximately 3.1 million shares that would be issuable upon conversion of such Remaining Notes if the conversion price remained unchanged at $7.0682. Note however that the Remaining Notes, other than with respect to price adjustments for certain dividends and distributions, do not provide for a floor on the downwards adjustments to the conversion price of the Remaining Notes. As a result, the number of shares issuable upon conversion of the Remaining Notes could be significantly larger than this example.
In addition to dilution, the existence of additional convertible debt could, under certain circumstances, discourage or make more difficult our efforts to obtain additional financing.

Risks to Stockholders of Non-Approval
If the stockholders do not approve this Proposal 5, Total’s obligation to purchase the Remaining Notes will continue to be subject to its right to make a “No-Go decision,” and if it does so it will not be obligated to purchase the remaining $21.7 million of secured convertible promissory notes. In the event that Total were to make a No-Go Decision, we may have to seek to renegotiate financing terms with Total and/or look for alternative capital investments. We may not be able to complete any such renegotiation, nor can we be certain that any such capital investments would be available on favorable terms or at all. Failure to raise additional capital investment would have a material adverse effect on our business and prospects.
If the stockholders do not approve this Proposal 5, we would still be able to issue to Total the Remaining Notes with the original conversion price of $7.0682 if all other closing conditions in the Total Purchase Agreement are met and Total does not make a “No-Go” decision.
Interests of Certain Persons in the Private Placement
When you consider the Board’s recommendation to vote in favor of Proposal 5, you should be aware that our directors and executive officers and existing stockholders may have interests in the issuance of the Remaining Notes that may be different from, or in addition to, the interests of other of our stockholders. In particular, our director Philippe Boisseau is affiliated with Total. Mr. Boisseau is an affiliate of Total and Total’s beneficial ownership of Amyris’ securities as of March 15, 2014 is outlined below in the Section titled Security Ownership of Certain Beneficial Owners and Management.
Because of the conversion price adjustments contained in the Remaining Notes, the exact number of shares issuable to Total on conversion of the Remaining Notes cannot be conclusively determined. The interests to be acquired by Total may be of material interest to Amyris’ stockholders in considering Proposal 5. Assuming the closing conditions for the sale of the Remaining Notes are satisfied and Total purchases its full maximum commitment of $21.7 million principal amount of Remaining Notes and assuming the conversion prices of such notes remain unchanged from the current conversion price of $            , then approximately              million shares of Amyris’ common stock will be issuable upon conversion of the Remaining Notes purchased by Total. As a result, Total could significantly increase its ownership interests in Amyris upon conversion of the Remaining Notes.
The issuance of the Remaining Notes was separately approved by the Audit Committee, and Mr. Boisseau was not a member of, nor participated in, any meetings of the Audit Committee in regards to the issuance of the Remaining Notes.

Corporate Governance
Corporate Governance Principles
The Board has adopted written Corporate Governance Principles to provide the Board and its committees with operating principles designed to enhance the effectiveness of the Board and its committees, to establish good Board and Committee governance, and to establish the responsibilities of management and the Board in supporting the Board’s activities. The Corporate Governance Principles set forth a framework for Amyris’ governance practices, including composition of the Board, director nominee selection, Board membership criteria, director compensation, Board education, meeting responsibilities, access to employees and information, executive sessions of independent directors, standing Board committees and their functions, and responsibilities of management.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Amyris as required by NASDAQ governance rules. Our Code of Business Conduct and Ethics includes a section entitled “Code of Ethics for Chief Executive Officer and Senior Financial Officers,” providing additional principles for ethical leadership and a requirement that such individuals foster a culture throughout Amyris that helps ensure the fair and timely reporting of our financial results and condition. Our Code of Business Conduct and Ethics is available on the corporate governance section of our website at http://investors.amyris.com/governance.cfm. Stockholders may also obtain a print copy of our Code of Business Conduct and Ethics and our Corporate Governance Guidelines by writing to the Secretary of Amyris at 5885 Hollis Street, Suite 100, Emeryville, California 94608. If we make any substantive amendments to, or waivers from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on the corporate governance section of our website at http://investors.amyris.com/governance.cfm.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2014, by:
•
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;
•
  each of our directors;
•
  each of our named executive officers; and
•
  all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.
Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 77,038,444 shares of our common stock outstanding on March 15, 2014. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 15, 2014, by:
•
  each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our voting securities;
•
  each of our directors;
•
  each of our named executive officers; and
•
  all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which the individual or entity has sole or shared voting power or investment power. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days of the date on which beneficial ownership is determined. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock attributed to them in the table.

Information with respect to beneficial ownership has been furnished to us by each director and executive officer and certain stockholders, and derived from publicly-available SEC beneficial ownership reports on Forms 3 and 4 and Schedules 13G filed by covered beneficial owners of our common stock. Percentage ownership of our common stock in the table is based on 77,038,444 shares of our common stock outstanding on March 15, 2014. Except as otherwise set forth below, the address of the beneficial owner is c/o Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, California 94608.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent Of Class (%)
5% Stockholders
Total Gas & Power USA, SAS(1)	13,617,212	17.7
Maxwell (Mauritius) Pte Ltd.(2)	10,353,478	13.4
Entities affiliated with FMR LLC(3)	7,623,765	9.9
Biolding Investment SA(4)	7,484,601	9.7
Naxyris SA(5)	5,639,398	7.3
Entities affiliated with Kleiner Perkins Caufield & Byers(6)	4,183,224	5.4
TPG Biotechnology Partners II, L.P.(7)	3,978,660	5.2
Directors and Named Executive Officers
John Melo(8)	1,100,998	1.4
Philippe Boisseau(1)(9)	13,617,212	17.7
Nam-Hai Chua(2)(10)	20,666	*
John Doerr(6)(11)	7,033,159	9.1
Geoffrey Duyk(7)(12)	22,333	*
Arthur Levinson(13)	369,864	*
Carole Piwnica(5)(14)	38,000	*
Fernando de Castro Reinach(15)	208,397	*
HH Sheikh Abdullah bin Khalifa Al Thani(4)(16)	7,506,934	9.7
R. Neil Williams(17)	6,666	*
Joel Cherry(18)	449,960	*
Paulo Diniz(19)	258,333	*
Zanna McFerson(20)	158,174	*
Gary Loeb(21)	5,056	*
Steven Mills(22)	156,275	*
All Directors and Executive Officers as a Group (13 Persons)(23)	30,952,027	39.09

*
  Represents beneficial ownership of less than 1%.
(1)
  The address of Total Gas & Power USA, SAS is 2, Place Jean Millier, 92078 Paris La Défense CEDEX, France.
(2)
  Maxwell (Mauritius) Pte Ltd (or Maxwell) is wholly owned by Cairnhill Investments (Mauritius) Pte Ltd, which is wholly owned by Fullerton Management Pte Ltd, which is wholly owned by Temasek Holdings (Private) Limited. Each of these entities possesses shared voting and investment control over the shares held by Maxwell. The address of for these entities is 60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891.
(3)
  Fidelity Management & Research Company (or Fidelity), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns all of such shares of common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and such funds, has sole power to dispose of the shares owned by such funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds holding such securities, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The address for these entities is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)
  Biolding Investment SA is indirectly owned by HH Sheikh Abdullah bin Khalifa Al Thani, who shares voting and investment control over the shares held by such entity. The address for Biolding Investment SA is 11A Boulevard Prince Henri, L-1724, Luxembourg.
(5)
  Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. Ms. Piwnica is Director of NAXOS UK, which is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates. The address for Naxyris SA is 40 Boulevard Joseph II, L-1840, Luxembourg.
(6)
  Includes 3,724,558 shares of common stock held by Kleiner Perkins Caufield & Byers XII, LLC (or KPCB XII) and, 67,952 shares held by KPCB XII Founders Fund, LLC (or KPCB XII Founders), 144,707 shares beneficially held by Clarus, LLC, whose manager is L. John Doerr, and 246,007 shares held by other individual managers. KPCB XII Associates, LLC is the managing member of KPCB XII, KPCB XII Founders and Clarus, LLC, and, as such, may also be deemed to possess sole voting and investment control over the shares held by such entities. Mr. Doerr is a manager of the KPCB XII Associates, LLC and, as such, has shared voting and investment control over the shares held by these entities. Mr. Doerr disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. The address for Mr. Doerr and these entities is 2750 Sand Hill Road, Menlo Park, California 94025.
(7)
  Includes 3,933,590 shares of common stock (or the TPG Stock) held by TPG Biotechnology Partners II, L.P. (or Partners II), a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar II Advisors, LLC, a Delaware limited liability company (or GenPar II Advisors). Also includes 45,070 shares directly held by TPG Biotechnology Partners III, L.P., a Delaware limited partnership whose general partner is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose sole member is GenPar III Advisors, LLC, a Delaware limited liability company (or GenPar III Advisors). Each of Gen Par II Advisors’ and GenPar III Advisors’ sole member is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (or Group Advisors). Messrs. David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors, and may therefore be deemed to beneficially own the TPG Stock. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Stock except to the extent of their pecuniary interest therein. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates. The address for each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(8)
  Shares beneficially owned by Mr. Melo include (i) 6,828 shares of common stock, (ii) 296,334 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 797,836 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. If these options were exercised in full, 59,601 of these shares would be subject to vesting and a right of repurchase in our favor upon Mr. Melo’s cessation of service prior to vesting.
(9)
  Shares beneficially owned by Mr. Boisseau represent 13,617,212 shares of common stock held by Total Gas & Power USA, SAS. Mr. Boisseau is a member of the Executive Committee of Total S.A., the ultimate parent company of Total Gas & Power USA, SAS, and, as such, may be deemed to share voting or investment power over the securities held by Total Gas & Power USA, SAS. Mr. Boisseau holds no shares of Amyris directly and disclaims beneficial ownership of the common stock, except to the extent of his pecuniary interest therein, if any.
(10)
  Shares beneficially owned by Dr. Chua include (i) 3,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014 and (iii) 17,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. Dr. Chua was designated to serve as our director by Maxwell. Dr. Chua is not an affiliate of Maxwell and disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Maxwell or any of its affiliates.
(11)
  Shares beneficially owned by Mr. Doerr include (i) 6,000 shares of common stock, (ii) 3,049,439 shares of common stock held by Foris Ventures, LLC, in which Mr. Doerr indirectly owns all of the membership interests, (iii) 8,503 shares of common stock held by The Vallejo Ventures Trust U/T/A 2/12/96, of which Mr. Doerr is a trustee, (iv) 4,183,224 shares of common stock held by entities affiliated with Kleiner Perkins Caufield & Byers of which Mr. Doerr is an affiliate, excluding 246,007 shares over which Mr. Doerr has no voting or investment power, (v) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (vi) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(12)
  Shares beneficially owned by Dr. Duyk include (i) 3,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (ii) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. Dr. Duyk is a partner of TPG Biotech. TPG Biotech is affiliated with TPG Biotechnology Partners II, L.P. Dr. Duyk disclaims beneficial ownership of all of the TPG Stock that is or may be beneficially owned by Partners II or any of its affiliates.
(13)
  Shares beneficially owned by Dr. Levinson include (i) 217,864 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 152,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(14)
  Shares beneficially owned by Ms. Piwnica include (i) 6,000 shares of common stock, (ii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. Ms. Piwnica is Director of NAXOS UK, a consulting firm advising private equity and was designated to serve as our director by Naxyris SA, an investment vehicle owned by Naxos Capital Partners SCA Sicar. NAXOS UK is affiliated with Naxos Capital Partners SCA Sicar. Ms. Piwnica disclaims beneficial ownership of all shares of Amyris common stock that are or may be beneficially owned by Naxyris SA or any of its affiliates.
(15)
  Shares beneficially owned by Dr. Reinach include (i) 6,000 shares of common stock, (ii) 170,397 shares of common stock held by Sualk Capital Ltd, an entity for which Dr. Reinach serves as sole director, (iii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iv) 32,000 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(16)
  Shares beneficially owned by His Highness include (i) 3,000 shares of common stock, (ii) 7,484,601 shares of common stock held by Biolding Investment SA, an entity indirectly owned by His Highness, (iii) 3,000 restricted stock units, all of which were unvested as of March 15, 2014, and (iv) 19,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.

(17)
  Shares beneficially owned by Mr. Williams include (i) 3,000 restricted stock units all of which were unvested as of March 15, 2014 and (ii) 6,666 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(18)
  Shares beneficially owned by Dr. Cherry include (i) 31,504 shares of common stock, (ii) 155,333 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 263,123 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014. If these options were exercised in full, 2,000 of these shares would be subject to vesting and a right of repurchase in our favor upon Dr. Cherry’s cessation of service prior to vesting.
(19)
  Shares beneficially owned by Mr. Diniz include (i) 56,667 shares of common stock, (ii) 30,001 restricted stock units, all of which were unvested as of March 15, 2014, and (iii) 184,999 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(20)
  Shares beneficially owned by Ms. McFerson include (i) 49,841 shares of common stock and (ii) 58,333 shares of common stock issuable upon exercise of options that were exercisable within 60 days of March 15, 2014.
(21)
  Mr. Loeb ceased serving as an executive officer in July 2013 and his employment terminated in July 2013; beneficial ownership information in this table is based on a questionnaire completed by Mr. Loeb or the most recent Section 16 filings by Mr. Loeb and our internal equity plan records.
(22)
  Mr. Mills ceased serving as an executive officer in December 2013 and his employment terminated in December 2013; beneficial ownership information in this table is based on a questionnaire completed by Mr. Mills or the most recent Section 16 filings by Mr. Mills and our internal equity plan records.
(23)
  Shares beneficially owned by all our executive officers and directors as a group include the shares of common stock described in footnotes (8) through (22) above.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who owns more than ten percent of a registered class of our common stock or other equity securities, to file with the Securities and Exchange Commission certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on review of this information and written representations by our executive officers and directors that no other reports were required, we believe that, during 2013, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.
Executive Compensation
Compensation Discussion and Analysis
The following discussion describes and analyzes our compensation for our named executive officers for 2013 and should be read in conjunction with the compensation tables contained elsewhere in this Proxy Statement. Our stockholders adopted a three year interval for “management say on pay” review. Accordingly, our stockholders last voted on the matter at our Annual Meeting in 2011 and approved, on an advisory basis, the compensation of our named executive officers. Our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed below and align the interests of our named executive officers with Amyris’ short and long term goals.
The “named executive officers” include our President and Chief Executive Officer, our interim Chief Financial Officer, our two other most highly compensated executive officers (as set forth in the “Summary Compensation Table” below) who were serving as executive officers at the end of 2013, and two members of our management who would have been named executive officers but for the fact that they were no longer executive officers at the end of 2013. Accordingly, this Compensation Discussion and Analysis describes our 2013 executive compensation program and 2013 compensation policies and decisions for:
•
  John Melo, President and Chief Executive Officer
•
  Paulo Diniz, interim Chief Financial Officer
•
  Joel Cherry, President, Research and Development
•
  Zanna McFerson, Chief Business Officer
•
  Gary Loeb, Former Senior Vice President and General Counsel
•
  Steven Mills, Former Chief Financial Officer
Ms. McFerson joined us as our Chief Business Officer and was designated as an executive officer in March 2013. Mr. Loeb, who served as our General Counsel since 2012, and prior to that, served as our Senior Corporate Counsel, departed in July 2013 and Mr. Mills, who served as our Chief Financial Officer since 2012 departed in December 2013.
Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. We use our industrial synthetic biology platform to convert plant sugars into a variety of hydrocarbon molecules — flexible building blocks that can be used in a wide range of products. Our business model is focused on sales of renewable products as well as inflows from collaborations. Our initial portfolio of commercial products has been based on Biofene®, our brand of renewable farnesene, a long-chain branched hydrocarbon. We are commercializing these products both as renewable ingredients in cosmetics, flavors and fragrances, and consumer products, and, with our joint venture partners, as renewable lubricants, diesel and jet fuel. We are also commercializing our initial fragrance oil molecule and expect additional molecules to be produced in the coming years. Collaborations are the other core value creation element of our business model. We engage in research and development collaborations with various partners for new applications or molecules. These collaborations provide us with upfront funding to build strong technical partnerships intended to result in product commercialization and sales. Collaborations also generate a longer-term cash stream as we capture a portion of the gross margin from the value chain of the product. In 2013, we continued to raise funds through securities offerings to finance our operations until we achieve significant revenues from sales of our renewable products. Our success depends, among other things, on attracting and retaining executive officers with experience and skills in a number of different areas as we continue to drive improvements in our technology platform and production process, pursue and establish key commercial relationships, develop and commercialize products, and establish a reliable supply chain and manufacturing organization.
Compensation Philosophy and Objectives and Elements of Compensation
The primary objectives of our compensation program in 2013 were to:
•
  Attract, retain, and motivate highly talented employees that are key to Amyris’ success;
•
  Reinforce our core values and foster a sense of ownership, urgency and entrepreneurial spirit;
•
  Link compensation to individual, team, and company performance (as appropriate by employee level);
•
  Emphasize performance-based compensation for individuals who can most directly impact stockholder value; and
•
  Provide exceptional pay for delivering exceptional results.
As discussed above, our business continues to be in an early stage of development with cash management being one key consideration for our strategy and operations. Accordingly, for 2013, we intended to provide a competitive compensation program that would enable us to attract and retain the top executives and employees necessary to develop our business, while being prudent in the management of our cash and equity. Based on this approach, we continued to aim to balance and reward annual and long-term performance with a total compensation package that included a mix of both cash and equity. Our compensation program was intended to align the interests of management, key employees and stockholders and to encourage the creation of stockholder value by providing long-term incentives through equity ownership. We continue to adhere to this general compensation philosophy for 2014.
Our intent and philosophy in designing compensation packages at the time of hiring of new executives was based on providing compensation that we thought was sufficient to enable us to attract the necessary talent within prudent limitations as discussed above. Compensation of our executive officers after the initial period following their hiring has been influenced by the amounts of compensation that we initially agreed to pay them as well as by our evaluation of their subsequent performance, changes in their levels of responsibility, retention considerations, prevailing market conditions, the financial condition and prospects of our company, and our attempt to maintain some level of internal pay parity in the compensation of existing executives relative to the compensation paid to more recently hired executives.
We have compensated our executives with a combination of salaries, cash bonuses and equity awards. We believe this combination of cash and equity, subject to strategic allocation among such components, is largely consistent with the forms of compensation provided by other companies with which we compete for executive talent, and as such is a package that matches the expectations of our executives and of the market for executive talent. We also believe that it provides an appropriate blend of compensation to retain our executives, reward them for performance in the short term and induce them to contribute to the creation of value in Amyris over the long term. We view the different components of our executive compensation as distinct, each serving particular functions in furthering our compensation philosophy and objectives, and together providing a holistic approach to achieving such philosophy and objectives.
Base Salary.   We believe we must maintain base salary levels that are sufficiently competitive to position us to attract the executives we need and that it is important for our executives to perceive that over time they will continue to have the opportunity to earn a salary that they regard as competitive. The Leadership Development and Compensation Committee reviews and adjusts, as appropriate, the base salaries of our executives on an annual basis, and makes decisions with respect to the base salaries of new executives at the time of hire. In making such determinations, the committee considers many factors, including our overall financial performance, the individual performance of the executives in question, the executive’s potential to contribute to our annual and longer-term strategic goals, the executive’s scope of responsibilities and experience, competitive market practices for base salary, and internal pay parity.
Cash Bonuses.   We believe the ability to earn cash bonuses should provide incentives to executives to effectively pursue goals established by the Board and should be regarded by executives as appropriately rewarding effective performance against these goals. For 2013, the Leadership Development and Compensation Committee adopted a cash bonus plan for our executive officers, the details of which are described below under “2013 Compensation.” The 2013 cash bonus plan included company performance goals and individual goals and was structured to motivate our executive officers to achieve our short-term financial and operational goals and to reward exceptional company and individual performance. In particular, our 2013 cash bonus plan was designed to provide incentives to our executive officers to achieve 2013 company financial and operational targets, together with various key individual operational objectives. In general, target bonuses for executives are first set in their offer letters based on similar factors as those described above with respect to the determination of initial base salary at the time of hire. For subsequent years, target bonuses for executives may be adjusted by the Leadership Development and Compensation Committee based on various factors, including any modifications to base salary, competitive market practices and other considerations described above with respect to adjustments in executive base salaries.
Equity Awards.   Our equity awards are also designed to be sufficiently competitive to allow us to attract executives. In fiscal year 2013, we granted stock option and restricted stock unit equity awards to executive officers. Option awards for executive officers are granted with an exercise price equal to the fair market value of our common stock on the date of grant; accordingly, such option awards will have value to our named executive officers only if the market price of our common stock increases after the date of grant. Under our 2010 Equity Incentive Plan, the fair market value of our common stock is the closing price of our common stock on NASDAQ on the date of determination. Restricted stock units represent the right to receive full-value shares of our common stock without payment of any exercise price. Shares of our common stock are not issued when a restricted stock unit award is granted; instead, once a restricted stock unit award vests, one share of our common stock is issued for each vested restricted stock unit. Generally, we grant smaller restricted stock unit awards as compared to option awards because restricted stock units have a greater fair value per share than options. The distribution of value between the options and restricted stock units for our executives is based on a review of market practices. Restricted stock units are also awarded selectively to key personnel to provide a source of equity compensation that retains value despite stock volatility.
We typically grant option awards with four-year vesting schedules (vesting monthly over four years). Stock option grants include a one year “cliff”, where the option vests as to 25% of the shares after one year, and monthly thereafter. Our restricted stock unit awards generally vest and become exercisable over three years on an annual basis. We believe such vesting schedules are generally consistent with the option and restricted stock unit award granting practices of our public company peers. The Leadership Development and Compensation Committee has approved variations to these vesting schedules for options and restricted stock units in connection with new-hire negotiations with senior management candidates, including executive officers.
We grant equity awards to our executive officers in connection with their hiring. The size of initial equity awards has been determined based on the executive’s position with us and takes into consideration the executive’s base salary and other compensation as well as an analysis of the grant and compensation practices of the companies that participate in the survey that we have reviewed in the past (described in more detail below) in connection with establishing our overall compensation policies. The initial equity awards are generally intended to provide the executive with an incentive to build value in the organization over an extended period of time, while remaining consistent with our overall compensation philosophy. Insofar as we have to date incurred operating losses and consumed substantial amounts of cash in our operations, and to compensate for cash salaries and cash bonus opportunities that were, in certain cases, lower than those offered by other employers, we have sought to attract executives to join us by granting equity awards that would have the potential to provide significant value if we are successful.
We may also grant additional equity awards in recognition of commendable performance and in connection with a significant change in responsibilities. Further, equity awards are a component of the annual compensation package of our executive officers. In 2013, the Leadership Development and Compensation Committee granted equity awards based on input from management regarding performance, retention and other considerations. In approving awards, the Leadership Development and Compensation Committee has taken into account various factors, including the responsibilities, past performance and anticipated future contribution of the executive officer, the executive’s overall compensation package and the executive’s existing equity holdings in Amyris.
Role of Stockholder Say-on-Pay Votes.   At our 2011 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation program (commonly referred to as a “say-on-pay proposal”). A majority of the votes cast on our say-on-pay proposal at that meeting were voted in favor of the non-binding advisory resolution approving the compensation of our named executive officers. The Leadership Development and Compensation Committee believes this affirms our stockholders’ support of our approach to executive compensation, and, accordingly, did not change its approach to executive compensation in 2011, 2012 or 2013 in connection with the say-on-pay proposal vote. Further, at our 2011 Annual Meeting of Stockholders, the stockholders cast an advisory vote that future say-on-pay votes should occur once every three years. Our triennial say-on-pay proposal is being submitted to stockholders for an advisory vote at this year’s annual meeting of stockholders as Proposal No. 2 as described in this Proxy Statement. The Leadership Development and Compensation Committee will take into consideration the outcome of Proposal No. 2 when making future compensation decisions for our named executive officers.
Compensation Policies and Practices As They Relate to Risk Management
Our Leadership Development and Compensation Committee determined, through discussions with management and Compensia at committee meetings held in February 2013 and February 2014, that our policies and practices of compensating our employees, including executive officers, are not reasonably likely to have a material adverse effect on us. The assessments conducted by the committee focused on the key terms of our bonus payments and equity compensation programs in 2013, and our plans for such programs in 2014. Among other things, the committee focused on whether our compensation programs created incentives for risk-taking behavior and whether existing risk mitigation features were sufficient in light of the overall structure and composition of our compensation programs. Among other things, the Committee considered the following aspects of our overall compensation program:
•
  We believe our base salaries are in general high enough to provide our employees with sufficient income so that they do not generally need bonus income to meet their basic cost of living.
•
  Cash bonus targets are typically 10 – 20% of most employees’ base salaries (30 – 80% for executives), which provides balanced incentives for performance, but does not encourage excessive risk taking to achieve such goals.
•
  For key employees, our 2013 bonus plan (and planned 2014 bonus plan) emphasizes company performance over individual objectives and total bonus funding available for payout in a given year is capped at 150%.
•
  We do not provide any significant commission or similar compensation programs to any of our employees.
•
  For our executives, we target the 40th percentile of our peer group for cash compensation and the 75th percentile for equity compensation, which vests over three to four years, providing our executives with significant incentives for the longer-term success of Amyris.
Based on these considerations the committee determined that our compensation programs, including our executive and non-executive compensation programs, provide an appropriate balance of incentives and do not encourage our executives or other employees to take excessive risks or otherwise create risks that are likely to have a material adverse effect on us.
Role of Compensation Consultant.   In connection with an annual review of executive compensation programs for 2013, the Leadership Development and Compensation Committee retained Compensia, a compensation consulting firm, to provide it with advice and guidance on our executive compensation policies and practices and to provide relevant information about the executive compensation practices of similarly situated companies. In 2013, Compensia assisted in the preparation of compensation materials for executive compensation proposals in advance of Leadership Development and Compensation Committee meetings, including 2013 compensation levels for executives and the design of our cash bonus, equity, severance and change of control programs and other executive benefit programs. Compensia also reviewed and advised the Leadership Development and Compensation Committee on compensation materials relating to executive compensation prepared by management for committee consideration. In addition, in the fourth quarters of 2011and 2012, Compensia assisted the Leadership Development and Compensation Committee in developing and adopting an updated compensation peer group for 2012 and 2013 (discussed below). The Leadership Development and Compensation Committee retained Compensia again in the fourth quarter of 2013 to provide assistance with respect to our 2014 compensation planning, including updates to the compensation peer group.
Compensia, under the direction of the Leadership Development and Compensation Committee, may continue to periodically conduct a review of the competitiveness of our executive compensation programs, including base salaries, cash bonus compensation, equity awards and other executive benefits, by analyzing the compensation practices of companies in our compensation peer group, as well as data from third-party compensation surveys. Generally, the Leadership Development and Compensation Committee uses the results of such analyses to assess the competitiveness of our executives’ total compensation, and to determine whether each element of such total compensation is properly aligned with reasonable and responsible practices among our peers.
The Leadership Development and Compensation Committee also retained Compensia for assistance in reviewing and deciding on director compensation programs when the program was originally adopted in late 2010, and to provide market data and materials to management and the committee.
Compensation Decision Process
Under the charter of our Leadership Development and Compensation Committee, the Board delegated to the committee the authority and responsibility to discharge the responsibilities of the Board relating to compensation of our executive officers. This includes, among other things, review and approval of the compensation of our executive officers and of the terms of any compensation agreements with our executive officers. Please see the additional detail regarding the functions and composition of the Leadership Development and Compensation Committee above in this Proxy Statement under the caption “Proposal 1 — Election of Directors — Committees of the Board.”
In general, our Leadership Development and Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In accordance with its charter, the committee determines the annual compensation of our Chief Executive Officer and other executive officers and reports its compensation decisions to the Board. The committee also administers our equity compensation plans, including our 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Generally, our Chief Executive Officer, with input from our Chief Human Resources Officer and from Compensia, makes recommendations to the Leadership Development and Compensation Committee regarding the compensation for our named executive officers (other than with respect to compensation of our Chief Executive Officer) based on his assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and his or her demonstration of Amyris core values. The Leadership Development and Compensation Committee’s decisions regarding our Chief Executive Officer’s compensation are based on its assessment of company results, his contributions to these results, his progress towards achieving his individual goals, competitive market data, and input from Compensia.

Use of Competitive Data.   To monitor the competitiveness of our executives’ compensation, the Leadership Development and Compensation Committee adopted a compensation peer group (or the Peer Group) used in connection with 2013 compensation that reflected the pay of executives in comparable positions at similarly-situated companies. The data gathered from the Peer Group was used as reference in executive pay levels (including cash and equity compensation), Board compensation, pay and incentive plan practices, severance and change-in-control practices, equity utilization, and pay/performance alignment. The Peer Group was composed of a cross-section of publicly-traded, U.S.-based companies of similar size to Amyris (in revenues and market capitalization) from related industries (biotechnology, alternative energy/ clean technology, and industrial biotechnology/chemicals/biofuels). Based on these criteria, the following companies were included in the Peer Group adopted by the Leadership Development and Compensation Committee in December 2012 for use in assessing the market position of our executive compensation for 2013:

2013 Peer Group
Alnylam Pharmaceuticals, Inc. (biotech)	Balchem, Corp. (speciality chemicals)
Ceres Global Ag Corp. (ag/biotech)	Chemtura Corporation (speciality chemicals)
Clean Energy Fuels Corp. (clean tech)	Codexis, Inc. (biotech/clean tech)
Gevo, Inc. (biotech/clean tech)	Innospec Inc. (specialty chemicals)
Isis Pharmaceuticals, Inc. (biotech)	KiOR, Inc. (biotech/clean tech)
Kraton Performance Polymers, Inc. (specialty chemicals)	Landec Corp. (ag/specialty chemicals)
Metabolix, Inc. (biotech/specialty chemicals)	Ormat Technologies, Inc. (clean tech)
PolyOne Corporation (specialty chemicals)	Rentech, Inc. (ag/clean tech)
Solazyme, Inc. (biotech/clean tech)	Verenium Corporation (biotech/clean tech)

In November 2013, the Leadership Development and Compensation Committee approved updates to the Peer Group for 2014. Similar to our approach for the 2013 Peer Group, we identified potential peers by screening of publicly-traded U.S.-based companies of similar size to us (in revenues and market capitalization) from related industries (biotechnology, Oils, Gas & Fuels, Home & Personal Products specialty chemicals). The Leadership Development and Compensation Committee determined that, for 2014, the Peer Group should be adjusted to give more consideration to specialty chemical and bio-industrial peers, and to reduce the weight placed on alternative energy, pharma and dissimilar biotechnology companies. In addition, the peer group adopted for 2014 eliminated certain companies that were deemed less relevant to Amyris as a result of market capitalization, revenues or other factors. As a result, for 2014 Ceres Global Ag Corp., Clean Energy Fuels Corp., Ormat Technologies, Inc., Verenium Corporation, Alnylam Pharmaceutials, Inc. and Isis Pharmaceuticals, Inc. were removed from the Peer Group, and American Pacific Corporation, BioAmber, Inc., Intrexon Corporation, Renewable Energy Group, Inc., Senomyx, Inc. were added to the Peer Group.
In addition to reviewing analysis of the compensation practices of the Peer Group, the Leadership Development and Compensation Committee looks to the collective experience and judgment of its members and advisors in determining total compensation and the various compensation components provided to executive officers. While the Leadership Development and Compensation Committee does not believe that the Peer Group data is appropriate as a stand-alone tool for setting executive compensation due to the unique nature of our business, it believes that this information is a valuable reference source during its decision-making process.
In making compensation decisions for executive officers for 2013, we also referred to broader compensation survey data from the Radford Global Life Sciences Survey. We have used similar surveys for reference in establishing our 2014 compensation programs.
Target Compensation Levels.   For 2013, consistent with 2012, we generally targeted the 40th percentile of our competitive market for total cash (base salary and target cash bonus) and for severance, as determined based on the Peer Group, supplemented by data from industry surveys. We chose the 40th percentile for total cash in part because we are still in the early stages of product development and our associated need to conserve our cash while we ramp up our operations. Equity has been a critical and prominent component in our overall compensation package and we believe that it will remain an important tool for attracting, retaining and motivating our key talent by providing an opportunity for wealth creation as a result of Amyris’ success, particularly while we are growing our business and targeting the 40th percentile for total cash compensation. As a result, we have generally targeted equity compensation levels greater than or equal to the 75th percentile of the competitive market for equity compensation based on the Peer Group, supplemented by data from surveys, and taking into consideration Leadership Development and Compensation Committee approved targeted annual burn rate.
In April 2013, the Leadership Development and Compensation Committee reviewed an analysis by Compensia of our executive compensation levels. Based on data compiled from the Peer Group, supplemented by survey data, this analysis indicated that the target total cash compensation for our executives (current base salary plus target incentive opportunity) were at or above the 40th percentile of the competitive market. Several of these compensation levels were set based on individual negotiations in connection with hiring or other circumstances, as well as Leadership Development and Compensation Committee decisions, with input from the Chief Executive Officer, based on scope of responsibility and performance, which led to the variation from the 40th percentile. The committee approved annual equity awards to executives in May 2013 based primarily on the retention value of existing awards held by executives (taking into account option exercise prices and the prevailing market values for our common stock), given that it found most executives were below the 75th percentile of the competitive market in their unvested value.
For 2014, we expect to continue to target the same percentiles as we have in prior years using our updated Peer Group and similar industry survey data, which approach the Leadership Development and Compensation Committee approved in November 2013.
2013 Compensation
Background.   In setting the compensation program and decisions for 2013, we were forced to balance achievement of critical operational goals with retention of key personnel, including executives. Accordingly, we focused in particular on providing a strong equity compensation program in order to provide strong retention incentives through challenging periods. We also focused on cash management in setting our total cash compensation target percentiles (and associated salary and bonus target levels) for executives. Another key theme for 2013 was establishing strong incentives to drive company performance, including continued emphasis on company performance goals over individual goals in the 2013 executive cash bonus plan and on equity compensation for longer-term upside potential and sharing in company growth.
Base Salaries.   In early 2013, the Leadership Development and Compensation Committee reviewed executive base salaries against our peer group and made several adjustments to ensure competitive base salaries for key and critical executive roles. In April 2013, Dr. Cherry’s annual salary was increased from $350,000 to $358,750 (retroactively effective to January 2013). In May 2013, Mr. Melo’s annual salary was increased from $500,000 to $550,000 (retroactively effective to January 2013). In June 2013, Mr. Mills’ annual salary was increased from $450,000 to $500,000 (retroactively effective to January 2013). The annual base salaries for Messrs. Diniz and Loeb remained the same as they were in 2012, at $400,000 and $300,000 respectively. The $375,000 annual base salary for Ms. McFerson, who joined Amyris in March 2013, was set by her employment offer letter.
In December 2013, Mr. Diniz was appointed as our interim Chief Financial Officer and the Leadership Development and Compensation Committee reviewed his compensation. In connection with such review, certain adjustments were made to Mr. Diniz’ cash compensation. Among other things, Mr. Diniz’ employment offer letter set his annual base salary at $400,000, but he has historically received an annual salary through our Brazilian subsidiary’s payroll in Brazilian reais. As a result, Mr. Diniz’ past salary amounts have not equated to $400,000 per year. Therefore, in December 2013, we agreed to provide Mr. Diniz a one-time true-up payment of $110,049 for the exchange rate discrepancies from March 2011 through December 2013. Starting in January 2014, we commenced providing Mr. Diniz a monthly true-up to ensure his local salary paid in Brazilian reais remains commensurate with the $33,333 per month we committed to in his employment offer letter.

Cash Bonuses.   The Leadership Development and Compensation Committee adopted a 2013 bonus plan for executives in June 2013, with additional bonus target metrics reviewed and approved in September 2013. Under the plan, as in 2012, executives became eligible for bonuses based on a combination of company performance and individual performance. A percentage of each executive’s target bonus funding for the year was allocated to each of these performance categories. For executives other than the Chief Executive Officer, 80% of the available bonus funding was based on company performance. For the Chief Executive Officer, the bonus award was based solely upon company performance. The committee chose to emphasize company performance goals for the bonus plan given the critical importance of our short term strategic goals, but to retain reasonable incentives and rewards for exceptional individual performance, recognizing the value of such incentives and rewards to our operational performance and to individual retention. In addition, for 2013 the Leadership Development and Compensation Committee set the following target bonus levels for the named executive officers:

Name	Target Bonus ($)
John Melo	300,000	(1)
Paulo Diniz	200,000
Joel Cherry	100,000
Zanna McFerson	100,000	(2)
Gary Loeb	90,000
Steven Mills	150,000

(1)
  Mr. Melo’s target bonus was changed from $200,000 to $300,000 in May 2013, retroactive back to January 1, 2013.
(2)
  Ms. McFerson’s target bonus was prorated for less than one year of service with Amyris in 2013. Her prorated target amount was $83,333.
Except for Mr. Loeb, the target bonus for each of these individuals was unchanged from 2012 or, in the case of Ms. McFerson, from the target bonus set in her offer letter. The Leadership Development and Compensation Committee generally did not change bonus targets for 2013 based on the same considerations described above with respect to base salaries.
Based on the foregoing bonus plan structure, the Leadership Development and Compensation Committee was responsible for determining the percentage achievement levels for Amyris and individual performance categories following the end of 2013. The following table shows the percent of target bonus eligibility allocated to each of these two categories. Individual bonuses would be awarded based on the Leadership Development and Compensation Committee’s assessment of company results, each executive’s contributions to these results, his or her progress toward achieving his or her individual goals, and his or her demonstrating the Amyris core values:

Metric & Funding	Minimum	Target	High
Company Performance
Company Performance	80%	100%	120%
Eligibility as a % of target bonus	50%	100%	120%
Individual Performance
Individual Performance	80%	100%	120%
Eligibility as a % of target bonus	80%	100%	120%

If the minimum threshold performance level for the company performance category was not achieved, no bonus funding would be triggered for either category. For individual performance, achievement below the threshold level would result in bonus funding and eligibility to be determined in the discretion of the Leadership Development and Compensation Committee. Also, actual payment of any bonuses remained subject to the final discretion of the committee.

Company Performance Goals.   The company performance category was weighted 40% for production, 30% for products, 20% for funding and cash and 10% for environment & safety. These targets were discussed with the Board and Leadership Development and Compensation Committee through spring and summer 2013 and adopted in final form in fall 2013 based on continued development of our business and operating plans for 2013 and beyond. The specific goals comprising the targets were both qualitative and quantitative, and percentages of achievement were to be determined in the discretion of the Leadership Development and Compensation Committee following the end of 2013. The production targets included objectives related to production cost per liter of Biofene, ramp-up of a production plant in Brazil, targets related to progress in yeast strain engineering, achieving production yield objectives relating certain planned products, and management of our product research and development pipeline. The product targets included delivery of specified volumes of early-stage renewable products such as specialty diesel, squalane and certain other specialty chemicals. The cash and funding targets included securing collaboration funding commitments at a certain level for 2014 and operating expense reductions. In setting and weighting these targets, the Leadership Development and Compensation Committee chose to emphasize production and funding and products based on our critical needs for our 2013 operating plan (including ramping-up of our Brazil production plant and delivering higher performing yeast strains while maintaining strong incentives to continue building the foundations of our business through cash conservation and funding, and delivering a safe and productive work environment.
Individual 2013 bonus awards were based upon consideration of each executives performance results relative to his or her individual goals, his or leadership capabilities, his or her demonstration of the Amyris core values and his or her development of functional skills. Individual performance goals include strategic, operational and leadership goals for each of them, with various levels of accomplishment across all of such goals triggering 80%, 100% or 120% achievement. These targets were discussed with the Leadership Development and Compensation Committee through spring and summer 2013 and adopted in final form in fall 2013 based on the evolution of our business, including changes in the composition of our executive team. As discussed above, Mr. Melo had no individual performance goals relevant to his bonus eligibility under the 2013 bonus plan because his bonus eligibility was based entirely on company performance. The individual goals for the other named executive officers included: cash management and funding goals for Mr. Mills; technology development and organizational development goals for Dr. Cherry; manufacturing start-up, production, business development and funding goals for Mr. Diniz (in his then role as chief executive officer of Amyris Brasil, prior to assuming the interim Chief Financial Officer position in December 2013); and sales and collaboration revenue goals for Ms. McFerson. Mr. Loeb was not a continuing officer when individual performance goals were adopted in final form.
Degree of Difficulty in Achieving Performance Goals.   The Leadership Development and Compensation Committee considered the likelihood of achievement when recommending and approving, respectively, the company and individual performance goals and bonus plan structures for 2013, but it did not undertake a detailed statistical analysis of the difficulty of achievement of each measure. For 2013, the committee considered the 80% achievement level to be achievable with significant effort, 100% to be extremely challenging, requiring circumstances to align as predicted and exceptional levels of effort on the part of the executive team, and any amounts in excess of 100% to be unlikely, requiring significant unexpected sources of revenue or financing, breakthroughs in technology, manufacturing operations and process development, and business development efforts, as well as favorable external conditions.
2013 Bonus Plan Funding and Award Decisions.   In February 2014, the Leadership Development and Compensation Committee determined that the company performance goals were achieved as follows:

Company Performance Goal	Weight	Achievement Level
Production	40%	36%
Products	30%	12%
Cash and Funding	20%	22.2%
Safety and Environment	10%	10%
Total	100%	80.2%

Based on these achievement levels for the company performance category, the committee determined that the company performance component of the bonus plan should be funded at 50% of target bonus eligibility (as contemplated by the 2013 bonus plan for 80% achievement of the company performance category of the bonus plan).
For individual performance, the committee determined that:
•
  Mr. Diniz achieved 80% of his goals based on achievement of objectives of President of Amyris Brazil role. Because of the limited time Mr. Diniz served as interim Chief Financial Officer in 2013, which position he assumed in December 2013, the achievement of any interim Chief Financial Officer goals were not evaluated at the February 2014 meeting of the committee.
•
  Dr. Cherry achieved 89% of his goals based on achievement of technology milestones relating to production and strain engineering, and achieving operational improvements in our research, leadership and development organization.
•
  Ms. McFerson achieved 78% of her goals based on completion of commercial transactions and achievement of revenue objectives through 2014.
Based on the foregoing, and taking into account the factors above, the committee approved the following bonus awards, determining to provide bonus payouts equivalent to the bonus plan funding described above:

Name	Bonus Payout ($)
John Melo	$150,000.00
Paulo Diniz	$85,000.00
Joel Cherry	$120,000.00
Zanna McFerson	$35,000.00

The committee considered a variety of factors in determining, in its discretion, to award the bonus payouts described above. In addition to the levels of achievement in the 2013 bonus plan company performance and individual performance categories, the committee considered our cash needs, the accountability of executives for achieving results, the need to retain executives and make bonus plan incentives meaningful for future years, and critical objectives to be achieved in the coming year. We believe that, notwithstanding our continuing need to preserve cash, the payment of these awards was appropriate because the bonus plan appropriately held named executive officers accountable for achievement of company and personal goals, and the payouts were reasonable and appropriate given Amyris’ position.
Equity Awards.   In 2013, the Leadership Development and Compensation Committee approved annual equity awards for certain executive officers, including the named executive officers. These included the option and restricted stock unit awards detailed in the “Grants of Plan-Based Awards” table below. In March 2013, in connection with her employment offer letter, Ms. McFerson received a new hire equity award, designed to attract her to the role and provide retention value. In May 2013, the committee approved annual equity awards to Mr. Melo, Mr. Diniz and Dr. Cherry that varied significantly by executive relative to the competitive market for such annual awards. For such 2013 grants, disparities in grant size versus the target percentile were based primarily on merit, current equity position and retention considerations. For example, awards varied based on the value of unvested equity awards already held by the named executive officers, the relative contributions of the named executive officers during 2012 and anticipated levels of responsibility for key corporate objectives in 2013. For the 2013 option awards 25% of the shares subject to the award will vest one year from vesting commencement date and 1/48 of the shares subject to the award will vest monthly thereafter. The restricted stock unit awards vest annually over three years from April 2013.
In December 2013, the Leadership Development and Compensation Committee approved the acceleration of “new hire” restricted stock unit awards detailed for Mr. Mills in the “Grants of Plan-Based Awards” table below and also approved a consulting agreement between Amyris and Mr. Mills in connection with his departure as Chief Financial Officer and retirement from Amyris. Also in

December 2013, the Leadership Development and Compensation Committee approved a one-time grant of 50,000 restricted stock units, as detailed for Mr. Diniz in the “Grants of Plan-Based Awards” table below, in connection with his appointment as interim Chief Financial Officer.
Please see the “Grants of Plan-Based Awards” table below for more information about the award types and sizes, grant dates, exercise prices and vesting of option awards described in the preceding paragraph.
Change in Control Arrangements in Named Executive Officer Terms of Employment
Severance and Change of Control Plan.
In November 2013, the Leadership Development and Compensation Committee of the Board adopted the Amyris, Inc. executive severance plan (or the Plan). The Leadership Development and Compensation Committee adopted the Plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. The named executive officers and other senior level employees of Amyris were eligible to participate in the Plan, subject to their execution of a participation agreement and other eligibility requirements. All continuing named executive officer and senior level employees of Amyris that were eligible to participate in the Plan have executed their respective participation agreements. The benefits under the executive severance plan supersede and replace the existing executive severance arrangements in each of the named executive officers’ (and eligible senior level employees’ offer letters) that were described in our 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013. The potential payments payable under the Plan and related defined terms are described in detail below under “Potential Severance Payments upon Termination and upon Termination Following a Change in Control.”
We believe that the Plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment.
In addition, in December 2013, we entered into a consulting agreement with Mr. Mills that provided for certain benefits beyond those contemplated by his offer letter, including the acceleration of certain of Mr. Mills unvested restricted stock units and a one-time retention bonus payment of $90,000.00 to be paid in connection with Mr. Mills’ agreement to continue to work on behalf of Amyris in the capacity of a consultant.
Other Executive Benefits and Perquisites.   We provide the following benefits to our executive officers on the same basis as other eligible employees:
•
  health insurance;
•
  vacation, personal holidays and sick days;
•
  life insurance and supplemental life insurance;
•
  short-term and long-term disability; and
•
  a 401(k) plan.
We believe these benefits are generally consistent with those offered by other companies with which we compete for executive talent.
Some of the executives whom we have hired including Messrs. Melo and Mills, held positions in locations outside of Northern California at the time that they agreed to join us at our headquarters in Emeryville, California. We have agreed in these instances to pay relocation expenses to these executives, including temporary housing, costs associated with commuting from our facilities to their family’s home outside of Northern California. The amounts paid in 2013 to named executive officers are included in the “All Other Compensation” column in the “Summary Compensation Table” below and the associated footnotes. Given the cost of living in the San Francisco Bay Area relative to most other metropolitan areas in the U.S., we believe that in order for us not to be limited to hiring executives located near our headquarters in Emeryville, California, that we must be willing to offer to pay an agreed upon amount of relocation costs. Additionally, we have agreed to cover certain expenses incurred in connection with Mr. Diniz’ temporary relocation from Brazil and interim Chief Financial Officer assignment at our headquarters in Emeryville, California, including interim corporate housing, a one-time relocation lump sum payment in the amount of $10,000, spouse and family travel, California-based medical and dental insurance, and certain tax planning services.
Other Compensation Practices and Policies.   We have the following additional compensation practices and policies that apply to our named executive officers:
Timing of Equity Awards.   The timing of equity awards has been determined by the Board or Leadership Development and Compensation Committee based on the Board’s or committee’s view at the time regarding the adequacy of executive equity interests in Amyris for purposes of retention and motivation.
In February 2013, our Board ratified our existing policy regarding equity award grant dates, fixing grant dates in an effort to ensure the integrity of the equity compensation award granting process. This policy took effect beginning with equity awards granted after the original adoption of the policy in March 2011. Under the policy, equity compensation awards are generally granted on the following schedule:
•
  For equity awards to ongoing employees, the grant date is set as of the first business day of the week following the week in which the award is approved; and
•
  For equity awards to new hires, the grant date is set as of the first business day of the week following the later of the week in which the award is approved or the week in which the new hire commences his or her employment.
Tax Considerations.   Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its president and chief executive officer and each of the other named executive officers (other than its chief financial officer), unless compensation is “performance based.” To date, the Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, our 2010 Equity Incentive Plan includes various provisions designed to allow us to qualify stock options and other equity awards and performance based compensation under Section 162(m), including a limitation on the maximum number of shares subject to awards that may be granted to an individual under the plan in any one year. Also, among other requirements, for certain awards granted under the 2010 Equity Incentive Plan to qualify as fully deductible performance-based compensation under Section 162(m), our stockholders were required to re-approve the plan on or before the first annual meeting of stockholders at which directors were to be elected that occurred after the close of the third calendar year following the calendar year of our initial public offering. We sought and received such approval at our 2011 annual meeting of stockholders.
Our Leadership Development and Compensation Committee may adopt a policy at some point in the future providing that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). Until such policy is implemented, our Leadership Development and Compensation Committee may, in its discretion, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Policy Regarding Restatements.   We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Under those circumstances, the Board or the Leadership Development and Compensation Committee would evaluate whether adjustments or recoveries of awards were appropriate based upon the facts and circumstances surrounding the restatement. We anticipate that the Board or Leadership Development and Compensation Committee will adopt a policy regarding restatements in the future based on anticipated SEC and exchange regulations requiring listed companies to have a policy that requires repayment of incentive compensation that was paid to current or former executives over the three-year period prior to any restatement due to material noncompliance with financial reporting requirements.

Stock Ownership and Hedging Policies.   We have not established stock ownership or similar guidelines with regards to our executive officers. All of our executive officers currently have a direct or indirect, through their stock option holdings, equity interest in our company, and we believe that they regard the potential returns from these interests as a significant element of their potential compensation for services to us. We have generally targeted the market 75th percentile for executive officer equity compensation.
We have a policy entitled “Procedures and Guidelines Governing Securities Trades by Company Personnel” (referred to as our Insider Trading Policy) that, among other things, prohibits trading while in possession of material non-public information. Under the Insider Trading Policy, our employees, officers and directors may not acquire, sell or trade in any interest or position relating to the future price of our securities (such as a put option, a call option or a short sale).
Leadership Development and Compensation Committee Report*
The Leadership Development and Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this Proxy Statement. Based on this review and discussion, the Leadership Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Amyris, Inc. Leadership Development and Compensation Committee of the Board
Carole Piwnica (Chair)
Nam-Hai Chua
John Doerr

*
  The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Amyris under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing

Summary Compensation Table
The following table sets forth information regarding 2013 compensation earned by our named executive officers. The table shows compensation for 2013 and, where the individual was a named executive officer for the relevant prior year, 2012 and 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
John Melo President and Chief Executive Officer	2013	550,000		—	685,930	728,065	150,000	—		2,113,995
	2012	500,000		—	965,000	637,903	100,000	10,279	(3)	2,213,182
	2011	500,000		—	696,900	1,633,044	—	28,021	(4)	2,857,965

Paulo Diniz(5) Interim Chief Financial Officer	2013	377,861		—	261,800	121,008	85,000	5,081	(6)	850,750
	2012	355,628	(7)	—	193,000	50,008	108,000	13,728	(7)	720,364
	2011	304,735		300,000	1,212,000	4,860,250	—	10,210	(8)	6,687,195

Joel Cherry* President, Research and Development	2013	358,750		—	318,570	340,839	120,000	1,020	(9)	1,139,179
	2012	366,667		—	598,300	62,510	60,000	—		1,087,477

Susanna McFerson* Chief Business Officer	2013	311,298		—	375,700	411,620	35,000	69,931	(10)	1,203,549

Steven Mills* Former Chief Financial Officer	2013	487,572		90,000	1,028,420	508,234		8,500	(11)	2,122,725
	2012	298,558		—	690,000	750,876	90,000	199,779	(12)	2,029,213

Gary Loeb* Former Senior Vice President and General Counsel	2013	174,758		—	86,100	90,756		4,657	(13)	356,271
	2012	270,000		—	425,300	286,244	48,600	—		1,030,144

*
  Ms. McFerson joined Amyris on March 4, 2013 and was not a named executive officer in fiscal year 2012 or 2011. The amount shown in the salary column represents a partial year’s salary based on her March 2013 start date. Dr. Cherry and Messrs. Mills and Loeb were not named executive officers for fiscal year 2011. Mr. Mills commenced his employment with Amyris in May 2012 and he terminated his employment in December 2013. The amount shown in the salary column for Mr. Mills in 2012 and 2013 represents partial year’s salary based on his May 2012 hire date and December 2013 termination date, respectively. Mr. Loeb commenced his employment with Amyris in a prior year but did not serve as executive officers until October 2012. Subsequently, Mr. Loeb terminated his employment in May 2013 and the amount shown in the salary column for that year represents a partial year’s salary up to his termination date.
(1)
  The amounts reported in the “Bonus” column represent discretionary bonuses determined by the Board. In 2013, Mr. Mills was paid a one-time retainer bonus of $90,000 as part of his consideration to remain a consultant to Amyris after he stepped down as our Chief Financial Officer. In 2011, Mr. Diniz was paid a sign-on bonus of $100,000 and a $200,000 guaranteed bonus as set forth in his offer letter when he joined Amyris. As required under applicable rules of the Securities and Exchange Commission, payments under our 2013 annual bonus plan are included in the column entitled “Non-Equity Incentive Plan Compensation”, as they were based upon the satisfaction of pre-established performance targets, the outcome of which was substantially uncertain. No annual bonuses were paid to executive officers under our 2011 bonus plan.
(2)
  The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock-based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. To the extent that outstanding equity awards were materially modified during the year, including the re-pricing of certain options discussed above under “Executive Compensation — 2013 Compensation — Equity Awards,” the amounts in the “Stock Awards” and “Option Awards” columns reflect the incremental fair value, computed as of re-pricing or other modification date calculated in accordance with FASB ASC Topic 718, with respect to that re-priced or modified award. See the “Grants of Plan-Based Awards” table for additional information regarding stock and option awards granted in fiscal year 2013. These amounts do not correspond to the actual value that may be recognized by the named executive officers.
(3)
  Includes $10,279 of personal travel expenses, including commuting expenses.
(4)
  Includes $1,888 in technology purchases for Mr. Melo, $16,128 of fees and expenses associated with participation in and attendance of professional association events and related travel expenses, and $10,005 of personal travel expenses, including commuting expenses.
(5)
  Mr. Diniz’ approved salary is $400,000; he is paid directly by Amyris Brasil and amounts reported in this table reflect the amount paid in Brazilian reais converted to U.S. dollars at the exchange rate on December 31, 2013
(6)
  Includes $5,081 of personal travel expenses, including commuting expenses.
(7)
  Includes $13,728 of personal travel expenses, including commuting expenses.
(8)
  Includes $10,210 for reimbursement of personal travel expenses, including commuting expenses.
(9)
  Includes $1,020 reimbursement for commuting expenses.
(10)
  Includes $52,270 reimbursement for temporary housing and $17,662 for relocation stipend.
(11)
  Includes $8,500 for relocation stipend.
(12)
  Includes $28,283 for reimbursement for temporary housing and $171,496 for a $125,000 relocation stipend and reimbursement of relocation-related travel and other expenses.
(13)
  Includes $4,657 imputed income for family health coverage cost.

Grants of Plan-Based Awards in Fiscal Year 2013
The following table sets forth information regarding grants of compensation in the form of plan-based awards made during fiscal year 2013 to our named executive officers.

Name	Grant Date(1)	Approval Date of Grant(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other StockAwards: Number of Shares of Stock or Units (#)(3)	All Other OptionAwards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
Melo, John	06/03/2013	04/01/2013	$240,000	$300,000	$450,000	239,000			685,930
Melo, John	06/03/2013	04/01/2013					361,000	2.87	728,065
Diniz, Paulo	06/03/2013	04/01/2013	$160,000	$200,000	$288,000	40,000			114,800
Diniz, Paulo	06/03/2013	04/01/2013					60,000	2.87	121,008
Diniz, Paulo	12/16/2013	10/01/2013				50,000			147,000
Cherry, Joel	06/03/2013	04/01/2013	$80,000	$100,000	$144,000	111,000			318,570
Cherry, Joel	06/03/2013	04/01/2013					169,000	2.87	340,839
McFerson, Susanna	03/11/2013	03/04/2013	$66,667	$100,000	$120,000	130,000			375,700
McFerson, Susanna	03/11/2013	03/04/2013					200,000	2.89	411,620
Mills, Steven	06/03/2013	04/01/2013	$160,000	$200,000	$288,000	166,000			1,028,420
Mills, Steven	06/03/2013	04/01/2013					252,000	2.87	508,234
Loeb, Gary	06/03/2013	04/01/2013	$72,000	$90,000	$129,600	30,000			86,100
Loeb, Gary	06/03/2013	04/01/2013					45,000	2.87	90,756

(1)
  Our Board has adopted a policy regarding the grant date of such awards under which the grant date of all equity awards generally would be the first business day of the week following the week in which the award was approved by the Leadership Development and Compensation Committee. Notwithstanding such grant date, for purposes of determining the grant date fair value in accordance with FASB ASC Topic 718 (as described in footnote 6 below), the deemed grant date for restricted stock unit awards listed herein was generally the approval date set forth in the column entitled “Approval Date of Grant.” The Grant Date Fair value entry in June 2013 for Mr. Mills, include the impact of acceleration of vesting of an equity award.
(2)
  In March 2013, the Leadership Development and Compensation Committee approved a non-equity incentive plan under which the eligibility amounts reported under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were based. The terms of the plan and actual amounts paid out under the 2013 bonus plan are discussed above in this Proxy Statement under “Executive Compensation—2013 Compensation—Cash Bonuses” and the amounts paid out are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The estimated future payouts as of December 31, 2013 shown in this table reflect the annual incentive awards that would have been at the threshold, target and maximum levels for each individual assuming that cash bonuses had been paid at each of such levels.
(3)
  Amounts in this column represent restricted stock units granted under our 2010 Equity Incentive Plan:
•
  Ms. McFerson restricted stock unit award was granted pursuant to her employment offer letter and had a two-year vesting schedule from a vesting commencement date of March 4, 2013, with 80,000 of the units subject to the award vesting after one year, and the remainder vesting after two years. Ms. McFerson’s restricted stock unit award is subject to certain rights to acceleration of vesting upon termination of employment as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”
•
  Mr. Diniz received a restricted stock unit award in June 2013 as part of the annual grant process and it had a three-year vesting schedule from a vesting commencement date of April 1, 2013, with one third of the units vesting annually. Mr. Diniz also received a restricted stock unit award in December 2013 in connection with his appointment as interim Chief Financial Officer. Such award had a three-year vesting schedule from a vesting commencement date of October 1, 2013, with one third of the units vesting annually.
•
  All other restricted stock unit awards granted in June 2013 had a three-year vesting schedule from a vesting commencement date of April 1, 2013, with one third of the units vesting annually.
(4)
  Amounts in this column represent stock option awards granted under our 2010 Equity Incentive Plan:
•
  Ms. McFerson’s option award was granted pursuant to her employment offer letter and had a four-year vesting schedule from a vesting commencement date of March 4, 2013, with 25% of the shares subject to the option vesting after one year and the remainder vesting in equal monthly installments over three years
•
  The other option awards granted in June 2013 were part of the annual grant process and it had a four-year vesting schedule from a vesting commencement date of April 1, 2013, with 1/48th of the shares subject to the option vesting monthly
•
  The option grants are subject to certain rights to acceleration of vesting upon a change in control of our company and termination of employment following a change in control, as further described below under “Potential Payments upon Termination and upon Termination Following a Change in Control.”
(5)
  The option exercise price per share is the closing price of our common stock on NASDAQ on the date of grant, which represents the fair value of our common stock on the same date. Restricted stock unit awards did not have any exercise price.
(6)
  Reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The grant date fair value for Mr. Mill’s June 3, 2013 award included the incremental fair value resulting from the acceleration of vesting of certain restricted stock units previously awarded to him.
Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
The material terms of the named executive officers’ annual compensation, including base salaries, discretionary cash bonuses, our equity award granting practices and severance benefits and explanations of compensation decisions for cash and equity compensation during 2013 are described in the “Compensation Discussion and Analysis” section above. As noted below under “Agreements with Executives, except for certain terms contained in offer letters and equity award agreements and our consulting agreement with Mr. Mills, none of our named executive officers has entered into a written employment agreement with us.
2014 Bonus Plan
In March 2014, the Leadership Development and Compensation Committee approved a 2014 cash bonus plan (or the 2014 Bonus Plan) that included the cash bonus plan for our executive officers. The 2014 Bonus Plan provides the following structure for Amyris’ named executive officers set forth in this Proxy Statement:
•
  General Structure.   The 2014 Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2014. The total potential funding of the 2014 Bonus Plan for each of these bonus periods is based on our performance under certain metrics set by the Leadership Development and Compensation Committee for each quarter and for the entire year. Payouts under the 2014 Bonus Plan would occur following a review of our results and performance each quarter.

•
  Funding Target Levels and Performance Metrics.   The total funding possible under the 2014 Bonus Plan is based on a cash value (or the “Target Bonus Fund”) determined by the named executive officers’ target bonus levels. Target bonuses for the named executive officers vary by officer, but are generally set at approximately 30% of annual base salary, other than for the Chief Executive Officer and interim Chief Financial Officer, whose target bonuses are set at approximately 80% and 50% of their annual base salary, respectively. The aggregate amount of these target bonuses are the basis for the total funding of the 2014 Bonus Plan. The quarterly and annual funding of the 2014 Bonus Plan is based on achievement of the following company performance metrics for each quarter during 2014 (as determined by the Leadership Development and Compensation Committee and, in the case of quarterly funding, as applicable for the quarter based on Amyris’ operating plan): cash gross margin from product sales and collaboration inflows for the quarter, cash production costs at Amyris’ Brazil manufacturing plant, cash operating expenditures and strain performance. Generally, each performance metric applicable to a given 2014 Bonus Plan period is weighted equally.
•
  Funding Calculation.   For each of the four quarterly periods of the 2014 Bonus Plan, the 2014 Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the 2014 Bonus Plan, the 2014 Bonus Plan allocates 50% of the total Target Bonus Fund. If we do not achieve at least a “threshold” level of the performance metrics described above for a given 2014 Bonus Plan period, no funding would occur under the 2014 Bonus Plan. If we achieve at least the threshold level, 80% funding would occur. For achievement of performance metrics between the threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period. For achievement of performance metrics above the target level, for the annual funding, a pro rata increase in funding would occur up to 150% of the Target Bonus Fund. The threshold and 150% (or “superior”) performance levels and associated funding are intended to capture the relative difficulty of achievement.
•
  Payouts.   Any payouts for the quarterly bonus periods would be the same as the funded level (provided the recipient meets eligibility requirements through the payout date), and would be subject to a cap of 100% of the allocated quarterly Target Bonus Fund. Any funding in excess of 100% of the allocated quarterly Target Bonus Fund would not be paid out, and instead would be allocable to subsequent quarters (up to 100% of the allocated Target Bonus Fund for the subsequent quarter) and/or the annual bonus fund, in that order. Excess quarterly funding not paid, but added to the annual bonus fund, is in addition to the annual bonus fund maximum of 150% of the annual Target Bonus Fund. Payouts for the annual bonus period would be made from the aggregate funded amount in the discretion of the Leadership Development and Compensation Committee based on Amyris’ and individual performance, and could range from 0% to 200% of an individual’s target bonus.

Outstanding Equity Awards as of December 31, 2013
The following table sets forth information regarding outstanding equity awards held as of December 31, 2013 by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*
John Melo	279,979	(2)(9)	—	3.93	08/25/2018
	298,004	(3)(12)	—	20.41	04/20/2020
	61,250	(5)(13)	22,750	26.84	04/15/2021
	41,666	(5)(15)	58,334	3.86	04/09/2022
	—	(5)(18)	361,000	2.87	06/03/2023
						479,999	(6)(7)(13)(15)(18)	2,539,195
Paulo Diniz	137,500	(2)(14)	112,500	26.84	04/15/2021
	8,333	(5)(15)	11,667	3.86	04/09/2022
	—	(5)(18)	60,000	2.87	06/03/2023
						136,666	(6)(14)(15)(18)(19)	722,963
Joel Cherry	163,500	(1)(2)(10)	—	4.31	09/14/2019
	20,000	(1)(3)(11)	—	9.32	01/07/2020
	18,229	(5)(13)	6,771	26.84	04/15/2021
	10,416	(5)(15)	14,584	3.86	04/09/2022
	—	(5)(18)	169,000	2.87	06/03/2023
						250,999	(6)(7)(13)(15)(18)	1,327,785
Susanna McFerson	—	(4)(17)	200,000	2.89	03/11/2023
						130,000	(8)(17)	687,700
Steven Mills	166,250	(4)(16)	—	2.76	05/29/2022	—	(20)	—

*
  Calculated by multiplying the closing price of our common stock on NASDAQ on December 31, 2013, $5.29, by the number of units that had not vested as of December 31, 2013.
(1)
  Options granted under the 2005 Stock Option/Stock Issuance Plan to our named executive officers are immediately exercisable, regardless of vesting schedule.
(2)
  Options vest as to 20% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by the Board or Leadership Development and Compensation Committee when granting equity awards, and as to an additional 1/60th of the original number of shares each month thereafter until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.
(3)
  Options vest at a rate of 1/60th of the original number of shares monthly from the vesting commencement date until the fifth anniversary of the vesting commencement date, subject to continued service through each vesting date.
(4)
  Options vest as to 25% of the original number of shares on the first anniversary of the vesting commencement date, and as to an additional 1/48th of the original number of shares each month thereafter until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.
(5)
  Options vest at a rate of 1/48th of the original number of shares monthly from the vesting commencement date until the fourth anniversary of the vesting commencement date, subject to continued service through each vesting date.

(6)
  Restricted stock units vest at a rate of 1/3rd of the original number of units annually from the vesting commencement date until the third anniversary of the vesting commencement date, subject to continued service through each vesting date.
(7)
  Restricted stock units vest as to 100% of the units subject to the award on the second anniversary of the vesting commencement date, subject to continued service through each vesting date.
(8)
  Restricted stock units vest as to 80,000 of the units subject to the award after one year from the vesting commencement date, the remainder after two years from the vesting commencement date.
(9)
  The vesting commencement date of this grant was June 3, 2008.
(10)
  The vesting commencement date of this grant was November 3, 2008.
(11)
  The vesting commencement date of this grant was October 27, 2009.
(12)
  The vesting commencement date of this grant is April 20, 2010.
(13)
  The vesting commencement date of this grant was January 1, 2011.
(14)
  The vesting commencement date of this grant was March 1, 2011.
(15)
  The vesting commencement date of this grant was April 1, 2012.
(16)
  The vesting commencement date of this grant was May 2, 2012.
(17)
  The vesting commencement date of this grant was March 4, 2013.
(18)
  The vesting commencement date of this grant was April 1, 2013.
(19)
  The vesting commencement date of this grant was October 1, 2013.
(20)
  250,000 unvested restricted stock units from the 450,000 previously granted to Mr. Mills were accelerated in December 2013.
Option Exercises and Stock Vested During Fiscal Year 2013
The following table shows information regarding exercise of options and vesting of restricted stock and restricted stock units held by our named executive officers during fiscal year 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Melo			24,334	75,535
Paul Diniz			30,000	89,133
Joel Cherry			21,667	66,768
Steve Mills			250,000	700,000
Gary Loeb			1,667	4,834

(1)
  Values realized on exercise or vesting are calculated based on the closing price as reported on NASDAQ for our common stock on the date of exercise. Stock awards include restricted stock units, which are settled solely in shares of our common stock. These amounts are presented solely for purposes of this table, and do not correspond to the actual value that was recognized by such individuals.
Pension Benefits
None of our named executive officers participates in, or has an account balance in, a qualified or non-qualified defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation
None of our named executive officers participates in, or has account balances in, a traditional non-qualified deferred compensation plan or other deferred compensation plans maintained by us.
Potential Severance Payments upon Termination and upon Termination Following a Change in Control
Change in Control Arrangements in Severance and Change of Control Plan.
In November 2013, the Leadership Development and Compensation Committee of the Board adopted the Amyris, Inc. Executive Severance Plan. The Leadership Development and Compensation Committee adopted the executive severance plan to provide a consistent and updated severance framework for Amyris executives that aligns with peer practices. The named executive officers and other senior level employees were eligible to participate in the executive severance plan, subject to their execution of a participation agreement and other eligibility requirements. All continuing named executive officer and senior level employees that were eligible to participate in the executive severance plan have executed their respective participation agreements. The benefits under the executive severance plan supersede and replace the existing executive severance arrangements in each of the named executive officers’ (and eligible senior level employees’) offer letters that were described in our 2013 proxy statement filed with the Securities and Exchange Commission on April 16, 2013. In connection with the execution of a participation agreement, the participants are eligible for the following benefits under the executive severance plan.
Upon involuntary termination by Amyris of a participant’s employment other than for “cause” or termination by the participant of such participant’s employment for “good reason” (each as defined below) (referred to as an Involuntary Termination), the participant becomes eligible for the following severance benefits from Amyris:
•
  12 months of base salary continuation (18 months for the Chief Executive Officer)
•
  12 months of health benefits continuation (18 months for the Chief Executive Officer)
Upon an Involuntary Termination of a participant at any time within the period beginning three months before and ending 12 months after a change in control of Amyris, the participant becomes eligible for the following severance benefits from Amyris:
•
  18 months of base salary continuation (24 months for the Chief Executive Officer)
•
  18 months of health benefits continuation (including for the Chief Executive Officer)
•
  Automatic acceleration of vesting of all outstanding equity awards then held by the participant
In each case, the benefits are contingent upon the participant complying with various requirements, including non-solicitation and confidentiality obligations to Amyris, and on execution by the participant of a standard company release of claims within 60 days of the participant’s separation from service. The benefits are subject to forfeiture if, among other things, the participant commences employment with another employer or breaches any of his or her obligations under the executive severance plan and related agreements. The benefits are subject to adjustment and deferral based on applicable tax rules relating change-in-control payments and deferred compensation.
Under the executive severance plan, “cause” generally encompasses the participant’s: (i) gross negligence or intentional misconduct; (ii) failure or inability to satisfactorily perform any assigned duties; (iii) commission of any act of fraud or misappropriation of property or material dishonesty; (iv) conviction of a felony or a crime involving moral turpitude; (v) unauthorized use or disclosure of the confidential information or trade secrets of Amyris or any of its affiliates that use causes material harm to Amyris; (vi) material breach of contractual obligations or policies; (vii) failure to cooperate in good faith with investigations; or (viii) failure to comply with confidentiality or intellectual property agreements. Prior to any determination that “cause” under this executive severance plan, Amyris is generally required to provide notice to the participant and a 30-day cure period.

“Good reason” generally means: (i) a material reduction of the participant’s role at Amyris; (ii) certain reductions of base salary; (iii) a workplace relocation of more than 50 miles; or (iv) a failure of Amyris to obtain the assumption of the executive severance plan by a successor. In order for a participant to assert good reason for his or her resignation, he or she must provide Amyris with 90 days written notice and allow Amyris 30 days to cure the condition. Additionally, if Amyris fails to cure the condition within the cure period, the participant must terminate employment with Amyris within 30 days of the end of the cure period.
To the extent any severance benefits to a named executive officer constitute deferred compensation subject to Section 409A of the Code and that officer is deemed a “specified employee” under Section 409A, then we will defer payment of these benefits to the extent necessary to avoid adverse tax treatment.
We believe that the executive severance plan appropriately balances our need to offer a competitive level of severance protection to our executives and to induce our executives to remain in our employ through the potentially disruptive conditions that may exist around the time of a change in control, while not unduly rewarding executives for a termination of their employment.
In addition, in December 2013, we entered into a consulting agreement with Mr. Mills that provided for certain benefits beyond those contemplated by his offer letter, including the acceleration of certain of Mr. Mills unvested restricted stock units and a one-time retention bonus payment of $90,000 to be paid in connection with Mr. Mills’ agreement to continue to work on our behalf in the capacity of a consultant.
The following table summarizes the potential payments and benefits payable to each of our named executive officers other than Mr. Loeb and Mr. Mills (who did not receive any severance benefits in connection with their departures) upon (i) termination of employment other than for cause and (ii) termination without cause or constructive termination following a change in our control, modeling, in each situation, that termination and change of control, where applicable, occurred on December 31, 2013.

	Qualifying Termination Other Than for Cause Not in Connection with a Change of Control			Qualifying Change of Control and Termination Without Cause or Constructive Termination Within Qualifying Period Following a Change of Control
Name	Base Salary($)(1)	COBRA Benefits ($)(1)	Value of Accelerated Options or Shares ($)(2)	BaseSalary ($)(1)	COBRA Benefits ($)(1)	Value of Accelerated Options or Shares ($)(2)
John Melo	825,000	40,430	—	1,110,000	53,907	3,496,232
Paulo Diniz	400,000	13,660	—	600,000	20,490	884,847
Joel Cherry	350,000	282	—	525,000	424	1,757,620
Zanna McFerson	375,000	5,945		562,500	8,917	1,167,700

(1)
  The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 12 months (and 18 months for the Chief Executive Officer) from termination of his or her employment with us.
(2)
  With respect to outstanding options as of December 31, 2013, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) the excess of $5.29, the closing market price of our common stock on NASDAQ as of December 31, 2013, over the exercise price of the options. With respect to restricted stock unit awards held by the named executive officer, this amount is equal to (a) the number of unvested units that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) $5.29. Options with exercise prices higher than $5.29 are excluded from the calculation.
(3)
  The amounts in this column assume that the respective named executive officer has not started employment with another company before the expiration of 18 months (and 24 months for the Chief Executive Officer) from termination of his or her employment with us.

(4)
  With respect to outstanding options as of December 31, 2013, this amount is equal to (a) the number of shares underlying unexercised options that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) the excess of $5.29, the closing market price of our common stock on NASDAQ as of December 31, 2013, over the exercise price of the options. With respect to restricted stock unit awards held by the named executive officer, this amount is equal to (a) the number of unvested units that would vest as a direct result of employment termination without cause or constructive termination following a change of control, assuming a December 31, 2013, change of control and employment termination, multiplied by (b) $5.29. Options with exercise prices higher than $5.29 are excluded from the calculation.
Agreements with Executives
Other than our consulting agreement with Mr. Mills entered into in connection with his departure in December 2013, we do not have formal employment agreements with any of our named executive officers. The initial compensation of each named executive officer was set forth in an offer letter that we executed with him or her at the time his or her employment with us commenced and that, for Messrs. Melo and Cherry, was later amended. Each offer letter provides that the named executive officer’s employment is at will.
As a condition to their employment, our named executive officers entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to compete with us or assist any other person to compete with us during the officer’s employment with us and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.
See above “Executive Compensation — Potential Severance Payments upon Termination and upon Termination Following a Change in Control” for a description of potential payments to our named executive officers on a change of control.
Limitation of Liability and Indemnification
Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:
•
  any breach of the director’s duty of loyalty to us or our stockholders;
•
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•
  voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•
  any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our currently-effective bylaws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.
We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
As previously disclosed in our filings with the Securities and Exchange Commission, Amyris and our Chief Executive Officer, John Melo were named a party to a securities class action complaint in May 2013 and a complaint filed derivatively on behalf of Amyris in August 2013. In the event that liability is found or a financial settlement is reached with respect to such legal proceedings, Mr. Melo or our other named executive officers could seek indemnification from Amyris. We are not presently aware of any other pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans under which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Director Compensation
Mr. Melo did not receive any compensation in connection with his service as a director due to his status as an employee. The compensation that we pay to Mr. Melo is discussed in the “Executive Compensation” section of this prospectus.
Director Compensation for Fiscal Year 2013
During the fiscal year ended December 31, 2013, our directors who served during 2013 (other than Mr. Melo) received the following compensation:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Arthur Levinson	60,000	8,280	11,593	—	79,873
Philippe Boisseau	60,000	—	—	—	60,000
Nam-Hai Chua	62,976	8,280	11,593	—	82,849
John Doerr	77,150	8,280	11,593	—	97,023
Geoffrey Duyk	71,250	8,280	11,593	—	91,123
Carole Piwnica	81,322	8,280	11,593	—	101,195
Fernando de Castro Reinach	63,544	8,280	11,593	—	83,417
HH Sheikh Abdullah bin Khalifa Al Thani	60,000	8,280	11,593	—	79,873
Raymond N Williams	35,444	8,280	53,079	—	96,803
Ralph Alexander	58,927	—	—	—	58,927
Patrick Pichette	47,056	—	—	—	47,056
Neil Renninger	10,000	—	—	—	10,000

(1)
  Reflects board, committee chair and committee retainer fees earned during fiscal year 2013, as well as reimbursement of expenses. Also reflects amounts earned during Q3 and Q4 of fiscal year 2012, but not paid until fiscal year 2013. The amounts earned in Q3 and Q4 of fiscal year 2012 were also reflected in our 2013 proxy statement.
(2)
  The amounts in the “Stock Awards” and “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are discussed in Note 11, “Stock Based Compensation Plans” of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. These amounts do not correspond to the actual value that may be recognized by the directors.
(3)
  At December 31, 2013, the following non-employee directors each held equity awards covering the following aggregate numbers of shares and units:

Name	Outstanding Options (Shares)	Outstanding Stock Awards (Units)
Arthur Levinson	158,000	3,000
Nam-Hai Chua	32,000	3,000
John Doerr	38,000	3,000
Geoffrey Duyk	32,000	3,000
Carole Piwnica	38,000	3,000
Fernando de Castro Reinach	38,000	3,000
Sheikh Abdullah bin Khalifa Al Thani	32,000	3,000
Raymond N Williams Total	26,000	3,000

(4)
  In May 2013, Mr. Williams received an initial stock option award from our 2010 Equity Incentive Plan under the director compensation program as described in “Narrative to Director Compensation Tables” below. In August 2013, each of our non-employee directors other than Mr. Boisseau (and excluding Messrs. Renninger, Pichette and Alexander who resigned from the board prior to the grant date) received an annual stock option award and restricted stock unit award under our 2010 Equity Incentive Plan. Mr. Boisseau declined the annual award. These awards were contemplated by our director compensation program (described in “Narrative to Director Compensation Tables” below). With the exception of the initial director stock option awards granted to Mr. Williams, these option and restricted stock unit awards will become fully vested one year from a vesting commencement date of August 8, 2013. The initial 20,000 options granted to Mr. Williams will vest in quarterly increments over three years from the vesting commencement date of May 9, 2013 at a rate of 1/12 per quarter The grant date fair value for these awards, as calculated under FASB ASC Topic 718 for financial statement reporting purposes was as shown:

Name	Date of Grant	Number of Shares of Stock or Units (#)(1)	Number of Securities Underlying Options ($)(2)	Exercise Price Per Share ($)	Value of Stock and Option Awards ($)(2)
Arthur Levinson	08/01/2013		6,000	2.76	11,593
Arthur Levinson	08/01/2013	3,000		—	8,280
Nam-Hai Chua	08/01/2013		6,000	2.76	11,593
Nam-Hai Chua	08/01/2013	3,000		—	8,280
John Doerr	08/01/2013		6,000	2.76	11,593
John Doerr	08/01/2013	3,000		—	8,280
Geoffrey Duyk	08/01/2013		6,000	2.76	11,593
Geoffrey Duyk	08/01/2013	3,000		—	8,280
Carole Piwnica	08/01/2013		6,000	2.76	11,593
Carole Piwnica	08/01/2013	3,000		—	8,280
Fernando de Castro Reinach	08/01/2013		6,000	2.76	11,593
Fernando de Castro Reinach	08/01/2013	3,000		—	8,280
HH Sheikh Abdullah bin Khalifa Al Thani	08/01/2013		6,000	2.76	11,593
HH Sheikh Abdullah bin Khalifa Al Thani	08/01/2013	3,000		—	8,280
Raymond N Williams Total	05/13/2013		20,000	2.96	41,486
Raymond N Williams Total	08/01/2013		6,000	2.76	11,593
Raymond N Williams Total	08/01/2013	3,000		—	8,280

(5)
  Dr. Renninger and Messrs. Pichette and Alexander resigned from the Board in February, May and July of 2013, respectively. Such individuals did not receive the annual equity award grants to outside directors. The fees earned by Dr. Renninger, Messrs. Pichette and Alexander in 2013 represent retainer fees earned by such individuals through their respective resignation dates. Mr. Williams joined the Board in June 2013 and the fees earned by Mr. Williams in 2013 represent fees earned for the portion of the year that he served on the Board.

Narrative to Director Compensation Tables
In December 2010, the Board adopted a director compensation program that took effect on January 1, 2011. In February 2012, October 2013 and November 2013, respectively, the Leadership Development and Compensation Committee determined that it would not recommend to the Board any changes to such program for 2012, 2013 or 2014, respectively. Under this program, in each case subject to final approval by the Board with respect to equity awards:
•
  Each non-employee director receives an annual cash retainer of $40,000, an initial award of an option to purchase 20,000 shares of our common stock upon joining the Board, and an annual award of an option to purchase 6,000 shares and of 3,000 restricted stock units. The initial option award vests in equal quarterly installments over three years, and the annual option and restricted stock unit awards become fully vested after one year.
•
  The chair of the Audit Committee receives an additional annual cash retainer of $15,000.
•
  The chair of the Leadership Development and Compensation Committee receives an additional annual cash retainer of $10,000.
•
  The chair of the Nominating and Governance Committee receives an additional annual cash retainer of $9,000.
•
  Audit Committee, Leadership Development and Compensation Committee and Nominating and Governance Committee members other than the chair receive an annual retainer of $7,500, $5,000 and $4,500, respectively.
In general, we pay all the retainers described above quarterly in arrears. In cases where a non-employee director serves for part of the year in a capacity entitling him or her to a retainer payment, the retainer is prorated to reflect his or her period of service in that capacity. Non-employee directors are also eligible for reimbursement of their expenses incurred in attending Board meetings.

Compensation Committee Interlocks and Insider Participation
The members of the Leadership Development and Compensation Committee for fiscal year 2013 were Ralph Alexander (through May 2013), Nam-Hai Chua (from May 2013), John Doerr and Carole Piwnica. None of these directors was an officer or employee of Amyris or any of our subsidiaries in fiscal year 2013, nor are any of these directors former officers of Amyris or any of our subsidiaries. Except as set forth under “Transactions with Related Persons” below, none of these directors has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors or as a member of the compensation or similar committee of any entity that has one or more executive officers who have served on our Board or Leadership Development and Compensation Committee during fiscal year 2013. Messrs. Alexander, Doerr, Chua and Ms. Piwnica may be deemed to have interests in certain transactions with us, as more fully described in “Transactions with Related Persons” below.

Transactions with Related Persons
In addition to the compensation arrangements, including employment, termination of employment and change-in-control and indemnification arrangements, discussed, when required, above under “Executive Compensation — Limitation of Liability and Indemnification,” the following is a description of each transaction since the beginning of 2013, and each currently proposed transaction in which:
•
  we have been or are to be a participant;
•
  the amount involved exceeds $120,000; and
•
  any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of the transactions in issue, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.
Total Transactions
Collaboration Agreement and Funding
Collaboration
In June 2010, we entered into a technology license, development, research and collaboration agreement with Total (which is an affiliate of our director, Philippe Boisseau, and who beneficially owned approximately 17.8% of our outstanding common stock as of December 31, 2013.) This agreement provided for joint collaboration on the development of products through the use of our synthetic biology platform. In November 2011, we entered into an amendment of the collaboration agreement with Total with respect to development and commercialization of Biofene for diesel. This represented an expansion of the initial collaboration with Total, and established a global, exclusive collaboration for the development of Biofene for diesel and a framework for the creation of a joint venture to manufacture and commercialize Biofene for diesel. In addition, a limited number of other potential products were subject to development for the joint venture on a non-exclusive basis.
In July 2012, we entered into a further amendment of the collaboration agreement with Total that expanded Total’s investment in the Biofene collaboration, incorporated the development of certain joint venture products for use in diesel and jet fuel into the scope of the collaboration, and changed the structure of the funding from Total for the collaboration to include a convertible debt mechanism. Under these agreements, (collectively referred to as the “July 2012 Agreements”), the parties would grant exclusive manufacturing and commercial licenses to the joint venture for the joint venture products (diesel and jet fuel from Biofene) when the joint venture is formed. The licenses to the joint venture would be consistent with the principle that development, production and commercialization of the joint venture products in Brazil will remain with us unless Total elects, after formation of the operational joint venture, to have such business contributed to the joint venture (see below for additional detail).
With respect to funding from Total for the collaboration, the July 2012 Agreements established a funding framework with a series of “go/no-go” decisions by Total. Specifically, the July 2012 Agreements provided that Total would fund, through purchases of convertible promissory notes, $38.3 million to us in July 2012 (consisting of $15.0 million of new financing and $23.3 million to repay research and development funding previously provided by Total) and an additional $15.0 million in September 2012. Thereafter, Total would, if it chose to proceed with the program, fund an additional $30.0 million in July 2013 ($10.0 million of which was actually funded in June 2013 due to subsequent agreements between the parties as described below), $10.85 million in July 2014, and $10.85 million in January 2015. Thirty days following the earlier of the completion of the research and development program and December 31, 2016, Total would have a final opportunity to decide whether or not to proceed with the program — a decision point referred to as a “Final Go/No-Go Decision.”
At either of the initial decision points tied to the funding described above (in July 2013 or July 2014), if Total decided not to continue to fund the program, the outstanding convertible promissory notes issued under this funding structure would remain outstanding and become payable by us at the maturity date in March 2017, the research and development program and associated agreements would terminate, and all rights granted to Total and joint venture related to Biofene-based diesel and jet fuel would revert to us.

In the Final Go/No-Go Decision, Total could elect to go forward with the full program (encompassing diesel and jet fuel, go forward with only the jet fuel component of the program, or elect to cease its participation in the program entirely). In case of a full go decision, the parties would form an operational diesel and jet fuel joint venture and the outstanding notes would be canceled. In case of a go decision only with respect to jet, the parties would form an operational joint venture only for jet fuel (and the rights associated with diesel would terminate), 70% of the outstanding notes would remain outstanding and become payable by us, and 30% of the outstanding notes would be canceled. In case of a no-go decision, the outstanding notes would remain outstanding as described above for the earlier no-go decision options.
In case of a go decision, if the parties are unable to reach final agreement on the terms (including business plans and budgets) of the operational joint venture, Total would have the right to buy our interest in the operational joint venture. Also, if the operational joint venture is formed, Total would have an option to require us to contribute our Brazil-based fuels business to the operational joint venture at a price based on our historical investment in the Brazil business).
Funding History
Under the July 2012 Agreements, we issued convertible promissory notes (collectively referred to as the “R&D Notes” and which include the Remaining Notes contemplated by Proposal 5 of this Proxy Statement) to Total for an aggregate of $30.0 million in new cash (and to document $23.3 million in previous funding from Total) in the third quarter of 2012 and an additional $30.0 million in new cash in 2013. The purchase agreement provides that additional R&D Notes can be sold in a subsequent closing in July 2014 (for cash proceeds to us of $21.7 million, which would be settled in an initial installment of $10.85 million payable at such closing and a second installment of $10.85 million payable in January 2015).
As discussed above, upon completion of the research and development program, assuming Total makes a final “Go” decision with respect to commercialization of the products that are the subject of the research and development program, we and Total would operationalize a joint venture company that has exclusive rights to produce and market renewable diesel and/or jet fuel. Should Total decide not to pursue commercialization, we are obligated to repay the R&D Notes, or Total may elect to convert the principal amount of the R&D Notes into common stock (at an initial conversion price of $7.0682 per share for those notes issued in 2012, and an initial conversion price of $3.08 per share for those notes issued in 2013 as determined under the “March 2013 Letter Agreement” described below, and a reduced conversion price of $___ for those notes issuable through January 2015 as determined under the “March 2014 Letter Agreement” described below).
Under the July 2012 Agreements, Total was granted a right to participate in our future equity or convertible debt financings through December 31, 2013 to preserve its pro rata ownership. The purchase price for the first $30 million of purchases under this pro rata right could, at Total’s option, be paid by cancellation of outstanding R&D Notes held by Total. In December 2012, Total elected to participate in a private placement of our common stock by exchanging approximately $5.0 million of its $53.3 million in senior unsecured convertible promissory notes then outstanding for 1,677,852 of our common stock at a price of $2.98 per share. As such, $5.0 million of the outstanding $53.3 million in senior unsecured convertible promissory notes was cancelled.
In March 2013, we entered into a letter agreement with Total, referred to here as the “March 2013 Letter Agreement,” under which Total agreed to waive its right to cease its participation in our fuels collaboration at the July 2013 decision point and committed to proceed with the July 2013 funding tranche of $30.0 million (subject to our satisfaction of the relevant closing conditions for such funding in the purchase agreement). As consideration for this waiver and commitment, we agreed to:
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  Reduce the conversion price for the senior unsecured convertible promissory notes to be issued in connection with such 2013 funding from $7.0682 per share to $3.08 per share; and
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  Grant Total a senior security interest in our intellectual property, subject to certain exclusions and subject to release by Total when we and Total entered into final documentation regarding the establishment of a pre-operational joint venture entity to, among other things, hold intellectual property licenses that would ultimately, in the event of a go decision, be held by the operational joint venture.

In addition to the waiver by Total described above, Total also agreed that, at our request and contingent upon us meeting our obligations described above, it would pay advance installments of the amounts otherwise payable under the Total Purchase Agreement in July 2013. Specifically, if we requested such advance installments, subject to certain closing conditions and delivery of certifications regarding our cash levels, Total was obligated to fund $10.0 million no later than May 15, 2013, and an additional $10.0 million no later than June 15, 2013, with the remainder to be funded on the original July 2013 closing date.
In June 2013, we sold and issued an R&D Note to Total in the aggregate principal amount of $10.0 million. This note has a conversion price of $3.08 per share in accordance with the March 2013 Letter Agreement. We did not request the May advance described above, but did request the June advance, under which this convertible note was issued. Subsequently, in July 2013, we sold and issued a $20.0 million senior unsecured convertible note to Total with the same conversion price as the note sold to Total in June 2013. This purchase and sale completed Total’s commitment to purchase $30.0 million of such notes by July 2013.
In October 2013, we entered into a letter agreement with Total relating to the issuance of a “bridge loan” promissory note to another investor in October 2013 and to the closing of a private placement of convertible promissory notes contemplated by agreements signed in August 2013 discussed below under “Private Placement of Convertible Promissory Notes.” In the August 2013 financing agreements, we were required to provide the purchasers with a security interest in our intellectual property if Total still held such security interest as of the initial closing of the August 2013 financing, with such security interest to be released when Total’s security interest was released. As discussed above, we had previously granted a security interest in favor of Total to secure our obligations under certain R&D Notes. The agreements relating to that security interest provided that the security interest would terminate if we and Total entered into certain agreements relating to the formation of the interim fuels joint venture as noted above. To induce Total to (i) permit us to grant the security interest required in connection with the August 2013 financing agreements and (ii) waive, with respect to the bridge loan and the August 2013 financing, certain debt limitations contained in our outstanding Total convertible promissory notes, we entered into the October letter agreement. Under the October letter agreement, we agreed to reduce, effective December 2, 2013, the conversion price for the Total convertible promissory notes issued in 2012 from $7.0682 per share to $2.20, the market price per share of our common stock as of the signing of the October letter agreement, unless we and Total entered into the interim joint venture agreements on or prior to such date. Such adjustment did not occur based on the establishment of the joint venture in December 2013. Total’s security interest was also released in December 2013.
Also in October 2013, Total canceled $9.2 million of its R&D Notes with a conversion price of $7.0682 as payment for convertible promissory notes issued in the first closing under our August 2013 financing agreements. In January 2014, Total canceled an additional $6.0 million of its R&D Notes with a conversion price of $7.0682 as payment for convertible promissory notes issued in the second closing of our August 2013 financing agreements. These cancellations were completed in accordance with Total’s pro rata rights under the July 2012 Agreements described above. The period during which Total could exercise such rights was extended to June 30, 2014 under the agreements relating to the establishment of the interim joint venture described in more detail below under “Joint Venture” and was further extended to the later of December 31, 2014 and the date on which Amyris shall have raised $75 million of equity and convertible debt financing (excluding any convertible promissory notes issued pursuant to the Total Purchase Agreement) pursuant to the March 2014 Letter Agreement.
In December 2013, as discussed in detail below under “Joint Venture,” upon establishment of the interim joint venture entity, all of the outstanding R&D Notes were exchanged for replacement notes that were secured by our equity interest in the joint venture entity, but that were otherwise substantially similar.
Terms of R&D Notes
The R&D Notes have a March 1, 2017 maturity date and conversion prices of $3.08 per share and $7.0682 per share, respectively. As of December 31, 2013, after cancellation of certain of the R&D Notes, there was $30.0 million in outstanding principal under R&D Notes with a conversion price of $3.08 per share, and there was $39.0 million in outstanding principal under R&D Notes with a conversion price of $7.0682 per share. The R&D Notes become convertible into Common Stock or payable by Amyris to Total depending on various conditions, including whether or not Total makes “Go” or “No-Go” decisions as described above. Specifically, each R&D Note becomes convertible into our common stock (i) within 10 trading days prior to maturity (if it is not canceled prior to its maturity date based on a go decision), (ii) on a change of control of Amyris, (iii) if Total is no longer our largest stockholder following a no-go decision, and (iv) on our default. If Total makes a final go decision, then the R&D Notes will be exchanged by Total for equity interests in the fuels joint venture contemplated by the collaboration, after which the R&D Notes will not be convertible and any obligation to pay principal or interest on the Note will be extinguished. If Total makes a no-go or a partial go decision, all or a portion of the outstanding R&D Notes will remain outstanding and become payable at maturity. The R&D Notes bear interest of 1.5% per year (with a default rate of 2.5%), accruing from date of funding and payable at maturity or on conversion or a change of control where Total exercises a right to require us to repay the R&D Notes. Accrued interest is canceled if the R&D Notes are canceled based on a go decision.
The conversion price of the R&D Notes is subject to adjustment for proportional adjustments to outstanding common stock and under anti-dilution provisions in case of certain dividends and distributions. Total has a right to require repayment of 101% of the principal amount of the R&D Notes in the event of a change of control of Amyris and the R&D Notes provide for payment of unpaid interest on conversion following such a change of control if Total does not require such repayment. The R&D Notes and the associated purchase agreement include covenants regarding payment of interest, maintenance of our listing status, limitations on debt, maintenance of corporate existence, and filing of reports with the Securities and Exchange Commission. The R&D Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the R&D Notes and purchase agreement, with added default interest rates and associated cure periods applicable to the covenant regarding Securities and Exchange Commission reporting.
Joint Venture
As discussed above under “Collaboration Agreement and Funding”, the July 2012 Agreements contemplated establishing a joint venture to commercialize the joint venture products following completion of a research and development program for the joint venture products with a final decision from Total on whether to proceed with commercialization generally due no later than the end of 2016. The July 2012 Agreements contemplated that the parties would form an interim joint venture entity in advance of the completion of the research and development program to provide Total with (i) certainty that the joint venture would receive the proposed intellectual property licenses from us and (ii) an option for Total to purchase our interest in the interim joint venture if we were to experience a financial hardship prior to the formation of the production and commercialization joint venture. Consequently, in November 2013, we and Total formed Total Amyris BioSolutions B.V., (“JVCO”), a private company with limited liability incorporated under the laws of the Netherlands.
In November 2013 and December 2013, we and Total entered into a series of agreements and documents in connection with forming JVCO (collectively referred to as the “JV Documents”). Under the JV Documents, the common equity of JVCO is jointly owned (50%/50%) by us and Total, and the preferred equity of JVCO is 100% owned by us. JVCO’s purpose is currently limited to executing the license agreement with respect to certain of our intellectual property (and maintaining such licenses under it), unless and until either (i) Total elects to go forward with either the full (diesel and jet fuel) JVCO commercialization program or the jet fuel component of the JVCO commercialization program, (ii) Total elects to not continue its participation with the research and development program and with JVCO, or (iii) Total exercises any of its rights to buy out the our interest in JVCO as described below. Following a go decision, the articles of incorporation of JVCO and the shareholders agreement entered into in December 2013 (described below) would be amended and restated to be consistent with the shareholders’ agreement contemplated by the July 2012 Agreements.
JV Documents
The JV Documents (i) establish the parties’ ownership and governing relationship for JVCO during its pre-commercialization phase, (ii) grant an exclusive license to JVCO under our intellectual property to make and sell joint venture products, (iii) secure the funding that Total has provided and may continue to provide to us related to the research and development program, and (iv) provide Total with certain rights to buy out our interest in JVCO before the completion of the research and development program.

The articles of incorporation of JVCO establish the basic structure and governance of JVCO during its pre-commercialization phase, including setting forth JVCO’s limited purpose, board composition, classes of stock, and board and stockholder voting rights and procedures. As initial capital contributions for JVCO, we and Total each contributed to JVCO €50,000 in cash, which in our case was borrowed from Total pursuant to a secured promissory note. The articles of incorporation of JVCO generally provide that all actions of JVCO require the unanimous approval of Total and us. In addition to basic corporate structure and governance, the articles of incorporation of JVCO set forth the conditions and processes for Total to purchase our interest in JVCO at fair market value (but no less than the amount outstanding under the R&D Notes, which are secured by interests in JVCO and which replaced the unsecured R&D Notes previously issued to Total) upon the occurrence of certain financial hardship situations for us. If this purchase option is held to be invalid or unenforceable and we attempt to transfer our interest in JVCO to a third party, the articles of incorporation of JVCO also require us to offer Total the opportunity to purchase such interest at the same price and on the same terms as we would sell them to the third party.
Under the shareholders’ agreement entered into as part of the JV Documents, in the event of a go decision, Total would purchase 50% of the preferred equity of JVCO from us at a price equal to the amount of outstanding senior secured convertible notes (or 30% of such amount if the go decision only includes the jet fuel component of the collaboration). The shareholders’ agreement also enumerates additional events that could occur prior to JVCO commencing commercialization of joint venture products that would enable a JVCO party to buy out the other JVCO party’s interest in JVCO at fair market value (but no less than the amount outstanding under the R&D Notes). These pre-commercialization events include a change of control of Total, a change of control of Amyris, and a deadlock with regard to proceeding to JVCO’s commercialization phase. In the event of a no-go decision by Total prior to proceeding with JVCO’s commercialization phase, JVCO would be wound down. We also entered into an amended and restated master framework agreement (originally one of the July 2012 Agreements) to add an option for Total to purchase our Brazil diesel and jet fuel business at fair market value following any exercise by Total of its buy out rights pursuant to the articles of incorporation of JVCO (in addition to Total’s preexisting rights in the master framework agreement entered into in July 2012 to cause Amyris to contribute the Brazil business to JVCO following a go decision or if Total acquires our interest in JVCO in the event of a deadlock as described above, which rights continue and are now set forth in, the December 2013 shareholders’ agreement and the master framework agreement). The amended and restated master framework agreement also extended the period during which Total could exercise its pro rata rights (described above under “Collaboration Agreement and Funding”) to June 30, 2014, and adjusted the amount of R&D Notes that could be canceled to exercise such right to $15.7 million to reflect previous cancellations of R&D Notes in respect of such right.
Under the license agreement entered into in connection with the JVCO Documents, we granted JVCO an exclusive, world-wide, royalty-free license under our intellectual property to make and sell joint venture products. We also granted JVCO, in the event of a buyout of our interest in JVCO, a non-exclusive, worldwide, royalty-free license to optimize and/or engineer the strains we use to produce farnesene at a commercial quantity, quality and cost for its diesel and jet fuels. In the event of a no-go decision by Total prior to proceeding with JVCO’s commercialization phase, the license agreement would terminate.
To secure Total’s option to purchase JVCO and right of first offer, (i) our interest in JVCO was transferred to an escrow agent to hold and release to us or to Total in accordance with an escrow agreement, and (ii) we pledged our interest in JVCO to Total as security for the repayment of the senior secured convertible notes pursuant to a deed of pledge. The escrow agreement and the deed of pledge terminate upon either a no-go decision by Total or the entry by the parties to the JVCO into an amended and restated shareholders’ agreement following a go decision.
We also entered into a letter agreement with Total providing (i) for the exchange of the then-outstanding $69,047,817 aggregate principal amount of the R&D Notes for an equal principal amount of senior secured convertible notes and (ii) that any R&D Notes that may in the future be purchased and sold at the third closing contemplated by the July 2012 Agreements shall be senior secured convertible notes instead of senior unsecured convertible notes. The terms of the replacement R&D Notes are otherwise substantially similar to the terms of the senior unsecured convertible promissory notes, including conversion prices and terms, interest, covenants and events of default.

Private Placement of Convertible Promissory Notes
August 2013 Financing
In August 2013, we entered into a securities purchase agreement (the “August SPA”), for the sale of two tranches of senior convertible promissory notes (collectively referred to as the “Convertible Notes”) to Temasek and Total, each of whom are our existing stockholders. The August SPA contemplates the sale of up to an aggregate of $73.1 million in principal amount of the Convertible Notes in a private placement from registration under the Securities Act of 1933, as amended, in an initial tranche of $42.7 million in aggregate principal amount and a second tranche of $30.5 million in aggregate principal amount.
Amendments to August SPA
In October 2013, we entered into Amendment No. 1 to the August SPA with Temasek, Total and certain entities affiliated with FMR LLC (referred to as the Fidelity Purchasers). Based on a Schedule 13G/A filed by FMR LLC in February 2013, FMR LLC, was a beneficial owner of more than 5% of our outstanding common stock during 2013, including by virtue of certain previously issued convertible promissory notes. The first amendment to the August SPA added the Fidelity Purchasers as purchasers under the August SPA, and provided for the sale of $7.6 million of additional Convertible Notes to the Fidelity Purchasers in the initial tranche. The additional Convertible Notes to be sold to Fidelity also caused an adjustment to the pro rata amount to be purchased by Total in the initial tranche. Also in October 2013, we sold and issued Convertible Notes from the first tranche under the August SPA, as amended, for a total of approximately $51.8 million of the first-tranche notes. At such closing, Temasek purchased $35.0 million of the first-tranche notes through cancellation of the outstanding principal amount of the Temasek bridge note (described below), Total purchased approximately $9.3 million of the first-tranche notes through cancellation of same amount of principal of previously outstanding convertible promissory notes held by Total, and Fidelity purchased approximately $7.6 million of the first-tranche notes through payment of cash.
In December 2013, we agreed to complete an additional private placement for a portion of the second tranche of convertible promissory notes in the amount of approximately $34.0 million. At the closing of this additional private placement, which was completed in January 2014, Temasek purchased $25.0 million of second-tranche notes for cash and certain funds affiliated with Wolverine Asset Management, LLC purchased $3.0 million of second-tranche notes for cash. Total purchased approximately $6.0 million of second-tranche notes through cancellation of the same amount of principal of previously outstanding convertible promissory notes held by Total (in respect of Total’s preexisting contractual right to maintain its pro rata ownership position through such cancellation).
Temasek Bridge Note
In October 2013, we sold and issued a senior secured promissory note to Temasek for a bridge loan of $35.0 million. The Temasek bridge note was due on February 2, 2014 and accrued interest at a rate of 5.5% each four months from October 4, 2013 (with a rate of 2% per month applicable if a default occurred). The note was canceled as payment for Temasek’s purchase of a first-tranche note in the initial closing of the first-tranche notes under the August SPA, as amended.
Terms of the First Tranche Notes
The first-tranche notes will be due sixty months from the date of issuance and will be convertible into common stock at a conversion price equal to $2.44, which represents a 15% discount to a trailing 60-day weighted-average closing price of the common stock on NASDAQ through August 7, 2013, subject to adjustment as described below. Specifically, the first-tranche notes are convertible at the option of the holder (i) at any time after 18 months from the date of the August SPA, (ii) on a change of control of the Amyris, and (iii) upon the occurrence of an event of default. The conversion price of the first-tranche notes shall be reduced to $2.15 if either (a) a specified manufacturing plant fails to achieve a total production of 1,000,000 liters within a run period of 45 days prior to June 30, 2014, or we fail to achieve gross margins from product sales of at least 5% prior to July 31, 2014, or (b) we reduce the conversion price of certain existing promissory notes held by Total prior to the repayment or conversion of the first-tranche notes;

provided, however, that if both of the conditions described in clauses (a) and (b) occur, the conversion price of the first-tranche notes would be reduced to $1.87. Because we achieved the production milestone of 1,000,000 liters within a run period of 45 days in 2013, it is unlikely that the conversion price of the first-tranche notes would be reduced below $2.15. Each first-tranche note will accrue interest from the date of issuance until the earlier of the date that such first-tranche note is converted into common stock or repaid in full. Interest will accrue at a rate per six months equal to 5.00%, compounded semiannually (with graduated interest rates of 6.5% applicable to the first 180 days and 8% applicable thereafter as the sole remedy should we fail to maintain NASDAQ listing status or at 6.5% for all other defaults). Interest for the first 30 months shall be payable in kind and added to principal every six-months and thereafter, we may continue to pay interest in kind by adding to principal every six-months or may elect to pay interest in cash. We may prepay the first-tranche notes after 30 months from the issuance date and initial interest payment; thereafter we have the option to prepay the first-tranche notes every six months at the date of payment of the semi-annual coupon.
Terms of the Second Tranche Notes
Each second-tranche note will be due five years after the date of the first issuance of the second-tranche notes and will be subject to a conversion price equal to $2.87, which represents a trailing 60-day weighted-average closing price of the common stock on NASDAQ through August 7, 2013, subject to adjustment as described below. Specifically, the second-tranche notes will be convertible at the option of the holder (i) at any time 12 months after issuance, (ii) on a change of control of Amyris, and (iii) upon the occurrence of an event of default. Each second-tranche note will accrue interest from the date of issuance until the earlier of the date that such second-tranche note is converted into common stock or repaid in full. Interest will accrue at a rate per annum equal to 10.00%, compounded annually (with graduated interest rates of 13% applicable to the first 180 days and 16% applicable thereafter as the sole remedy should we fail to maintain NASDAQ listing status or at 12% for all other defaults). Interest for the first 36 months shall be payable in kind and added to principal every year following the issue date and thereafter, we may continue to pay interest in kind by adding to principal on every year anniversary of the issue date or may elect to pay interest in cash.
Additional Terms of the Convertible Notes
In addition to the conversion price adjustments set forth above, the conversion price of the Convertible Notes is subject to further adjustment (i) according to proportional adjustments to outstanding common stock in case of certain dividends and distributions, (ii) according to anti-dilution provisions, and (iii) with respect to Convertible Notes held by any purchaser other than Total, in the event that Total exchanges existing convertible notes for new securities of Amyris in connection with future financing transactions in excess of its pro rata amount. Notwithstanding the foregoing, holders of a majority of the principal amount of the Convertible Notes outstanding at the time of conversion may waive any anti-dilution adjustments to the conversion price. The purchasers have a right to require repayment of 101% of the principal amount of the Convertible Notes in the event of a change of control of Amyris and the Convertible Notes provide for payment of unpaid interest on conversion following such a change of control if the purchasers do not require such repayment. The August SPA, as amended, and Convertible Notes include covenants regarding payment of interest, maintenance of our listing status, limitations on debt and on certain liens, maintenance of corporate existence, and filing of reports with the Securities and Exchange Commission. The Convertible Notes include standard events of default resulting in acceleration of indebtedness, including failure to pay, bankruptcy and insolvency, cross-defaults, and breaches of the covenants in the August SPA and Convertible Notes, with default interest rates and associated cure periods applicable to the covenant regarding Securities and Exchange Commission reporting.
Additional Agreements
The August SPA, as amended, also required that we enter into an amendment no. 5 to the investors’ rights agreement with certain of our stockholders. Under such amended investors’ rights agreement, certain holders of our outstanding securities can request the filing of a registration statement under the Securities Act of 1933, as amended, covering the shares of common stock held by (or issued upon conversion of other securities, including the Convertible Notes, held by) the requesting holders. Further, under the investors’

rights agreement, if we register securities for public sale, our stockholders with registration rights have the right to include their shares of common stock in the registration statement. Additionally, stockholders with registration rights under the investors’ rights agreement can request that we register all or a portion of their common stock on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000. The amendment to the investors’ rights agreement extended such rights under the investors’ rights agreement to the Convertible Note purchasers who were not already party to the investors’ rights agreement.
We also entered into a voting agreement dated August 8, 2013 with certain of our stockholders (Temasek, Total, Naxyris S.A., TPG Biotechnology Partners II, L.P., KPCB Holdings, Inc., Sualk LTD, Biolding Investment SA and certain other stockholders), pursuant to which such stockholders agreed to vote their shares of common stock in favor of transactions contemplated by the August SPA and against any proposal in opposition to transactions contemplated by the August SPA.
Common Stock Offerings
In 2013 we completed private placements of our common stock to investors that included parties related to the members of the Board. In December 2012, we agreed to a private placement of 14,177,849 shares of our common stock to various investors for aggregate proceeds of approximaely $37.2 million, of which $22.2 million in cash was received in December 2012 and $15.0 million in cash was received in January 2013. Consequently, we issued 5,033,557 shares of the 14,177,849 shares of our common stock from such private placement in 2013. The investors under the December 2012 purchase agreement were the following existing stockholders of Amyris: Temasek; Biolding Investment SA; Naxyris SA; Foris Ventures, LLC; Sualk Capital Ltd; TPG Biotechnology Partners II, L.P.; and Total. As part of this private placement, 1,677,852 of such shares of common stock were issued to Total in exchange for the cancellation of $5.0 million worth of an outstanding senior unsecured convertible promissory note we previously issued to Total. In connection with this private placement, we entered into a letter of agreement, dated December 24, 2012 with Biolding under which we acknowledged that Biolding’s initial investment of $10.0 million in December 2012 represented partial satisfaction of its preexisting contractual obligation to fund $15.0 million by March 31, 2013 upon satisfaction by us of criteria associated with the commissioning of our production plant in Brotas, Brazil.
In March 2013, we completed a private placement of 1,533,742 of our common stock to Biolding for aggregate proceeds of $5.0 million representing the final tranche of Biolding’s preexisting contractual obligation to fund $15.0 million upon our satisfaction of certain milestones at our Brotas, Brazil facility. In the aggregate, we sold approximately 7,258,932 shares of our common stock for approximately $20,000,000 in proceeds from private placements in 2013.
Participation in Common Stock Offerings by Related Parties.
Although none of our executive officers or directors purchased common stock directly in the December 2012 and March 2013 offerings, entities affiliated with certain directors did participate:
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  Biolding, an affiliate of our director, HH, purchased shares in the December 2012 and March 2013 offerings. HH was serving on the Board at the time of such offerings.
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  Total and Temasek, each a beneficial owner of more than 5% of our outstanding common stock at the time of the transactions and, in the case of Total, an affiliate of our director, Mr. Boisseau, purchased shares of our common stock in both the December 2012 offering; in addition, Temasek’s Board designee (pursuant to a February 2012 agreement), Nam-Hai Chua, was serving on the Board at the time of the December 2012 offering.
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  Naxyris SA and TPG Biotechnology Partners II, L.P., each a beneficial owner of more than 5% of our outstanding common stock at the time of the December 2012 offering, purchased shares in the December 2012 offering; in addition, Naxyris SA’s Board designee (pursuant to a February 2012 agreement), Carole Piwnica, was serving on the Board at the time of both the December 2012 offering, and Geoffrey Duyk, a partner of TPG Biotech, an affiliate of TPG Biotechnology Partners II, L.P., was serving on the Board at the time of the December 2012 offering.

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  Foris Ventures LLC and Sualk Capital Ltd, entities affiliated with our existing directors, John Doerr and Fernando de Castro Reinach, respectively, purchased shares of our common stock in the December 2012 offering; in addition, Sualk Capital Ltd’s Board designee (pursuant to a February 2012 agreement), Dr. Reinach, was serving on the Board at the time of the December 2012 offering.
Indemnification Arrangements
Please see “Executive Compensation — Limitation of Liability and Indemnification” above for information on our indemnification arrangements with our directors and executive officers.
Executive Compensation and Employment Arrangements
Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.
Investors’ Rights Agreement and Registration Rights Agreements
Please see “Transactions with Related Persons — Total Transactions” and “— Private Placement Financings” for information on the Rights Agreement and on registration rights agreements with certain entities affiliated with our directors or with holders of 5% or more of our outstanding common stock.
Related Person Transaction Policy
Our policy adopted by the Board requires that any transaction with a related party that must be reported under applicable SEC rules, other than compensation related matters, must be reviewed and approved or ratified by our Audit Committee. Another independent body of the Board must provide such approval or ratification if the related party is, or is associated with, a member of the Audit Committee or if it is otherwise inappropriate for the Audit Committee to review the transaction. The Audit Committee has not adopted policies or procedures for review of, or standards for approval of, these transactions.
Householding of Proxy Materials
The Securities and Exchange Commission has adopted rules that permit companies and Intermediaries to satisfy the delivery requirements for proxy statements and annual reports, including Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are Amyris stockholders may be “householding” our proxy materials. A single copy of the Notice or other proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or you submit contrary instructions. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or other proxy materials, you may: (1) notify your broker; (2) direct your written request to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608 or to investor@amyris.com; or (3) contact Amyris Investor Relations at (510) 740-7481. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice to a stockholder at a shared address to which a single copy of the documents was delivered.
Available Information
We will provide to any stockholder entitled to vote at our 2014 Annual Meeting of Stockholders, at no charge, a copy of our Annual Report on Form 10-K for fiscal year 2013 filed with the Securities and Exchange Commission on            , 2014, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://investors.amyris.com/index.cfm as soon as reasonably practicable after they are filed with or furnished to the Securities and Exchange Commission. Information contained on or accessible through our website or contained on other websites is not deemed to be part of Proxy Statement. In addition, you may request a copy of the Annual Report on Form 10-K in writing by sending an e-mail request to Amyris Investor Relations, attention Joel Velasco, at investor@amyris.com, calling (510) 740-7481, or writing to Amyris Investor Relations at 5885 Hollis Street, Suite 100, Emeryville, California 94608.
Incorporation of Information by Reference
The Securities and Exchange Commission allows us to “incorporate by reference” certain information we file with the Securities and Exchange Commission, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate herein the following information contained in or attached to our Annual Report on Form 10-K filed on            , 2014 and being delivered to stockholders along with this Proxy Statement: (1) Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (2) Item 7A entitled “Quantitative and Qualitative Disclosures About Market Risk,” (3) Item 8 entitled “Financial Statements and Supplementary Data” and (4) Item 9 entitled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”
Stockholder Proposals to be Presented at Next Annual Meeting
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2014, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 10, 2013. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2014 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Secretary at our principal executive offices, not later than February 23, 2014 nor earlier than January 24, 2014.
Other Matters
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
BY ORDER OF THE BOARD OF DIRECTORS
Nicholas Khadder
SVP, General Counsel and Secretary
Emeryville, California
April ___, 2014

ANNEX A
TOTAL PURCHASE AGREEMENT
[To be included with Definitive Proxy Statement]

ANNEX B
FORM OF REMAINING NOTE
[To be included with Definitive Proxy Statement]

ANNEX C
MARCH 2014 LETTER AGREEMENT
[To be included with Definitive Proxy Statement]